Hines

April 29, 2008

Mr. Tony Beatty
NAI BT Commercial
555 12th Street, Suite 1400
Oakland, CA 94607

Re: NetSol
Watergate – 2000 Powell

Dear Tony:

In your capacity as agent for NetSol, we have enclosed one (1) fully executed original Lease Agreement for your clients' premises at Watergate Towers. Please deliver the document to your client for their permanent record. Also enclosed is a copy of this agreement for your records.

On behalf of Hines, we are pleased to have been of assistance to NetSol in this transaction. Please let us know if we can be of additional assistance.

Sincerely,

Norman A. Spencer
Senior Vice President

cc: Kathleen Breslin
Dustin Haas

Basic Lease Information

Date:	April 3, 2008
Tenant:	NetSol Technologies, Inc., a Nevada corporation, and NetSol Technologies North America, Inc., a California corporation
Address:	2000 Powell Street, Suite 1500 Emeryville, California 94608
Landlord:	NOP Watergate LLC, a Delaware limited liability company
Address:	c/o Property Manager Watergate Towers 2200 Powell Street, Suite 120 Emeryville, CA 94608
Leased Premises:	The entire Fifteenth (15th) Floor of the Building, as shown on Exhibit A attached hereto
Net Rentable Area:	Approximately Twenty-Three Thousand Nine Hundred Eight (23,908) square feet of Net Rentable Area
Scheduled Term Commencement Date:	September 1, 2008
Term:	One Hundred Twenty-Five (125) Lease Months, commencing as of the Term Commencement Date, subject to Sections 3.02 and 3.03
Base Rent:	See Section 3.05
Base Year:	The calendar year of 2009
Tenant's Plan Delivery Date:	May 1, 2008
Security Deposit:	One Hundred Fifty-Five Thousand Eight Hundred Eighty and 16/100ths Dollars ($155,880.16)
Tenant's Broker:	NAI BT Commercial

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NOP WATERGATE LLC LEASE

This Lease is made and entered into as of the date specified in the Basic Lease Information Sheet attached hereto and incorporated herein by this reference, by and between the Landlord identified on the Basic Lease Information Sheet and the Tenant identified in the Basic Lease Information Sheet.

IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS CONTAINED IN THIS LEASE, THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1.
Definitions

Certain terms used in this Lease and the Exhibits hereto shall have the meaning set forth below for each such term. Certain other terms shall have the meaning set forth elsewhere in this Lease and the Exhibits hereto.

1.01. "Additional Rent" shall mean all obligations of Tenant hereunder other than the obligation for payment of Gross Rent.

1.02. "Affiliate" shall mean any corporation, partnership or limited liability company which directly or indirectly controls or is controlled by or is under common control with Tenant (for this purpose, "control" shall mean the possession, directly or indirectly, of both the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities or partnership shares or by contract or otherwise, when combined with the ownership, directly or indirectly, of not less than fifty percent (50%) of all classes of the then outstanding stock, if the entity is a corporation, or of fifty percent (50%) of all classes of the profit interests, if the entity is a partnership or a limited liability company).

1.03. "Alterations" shall mean those alterations, additions or improvements in or to the Leased Premises described in Section 5.07.

1.04. "Assignment or Sublease Profit" shall have the meaning given that term in Section 5.06(d).

1.05. "Base Rent" shall mean the basic rent payable by Tenant to Landlord in the amount shown on the Basic Lease Information Sheet and in the manner provided in Section 3.05.

1.06. "Base Year" shall mean the calendar year specified on the Basic Lease Information Sheet.

1.07. "Base Year Basic Operating Cost" shall mean the Basic Operating Cost for the Base Year.

1.08. "Basic Operating Cost" shall have the meaning given that term in Section 3.06.

1.09. "Basic Operating Cost Adjustment" shall mean, for each calendar year during the Term after the Base Year, the difference, if any, between Basic Operating Cost Excess for that calendar year and Estimated Basic Operating Cost Excess for that calendar year.

1.10. "Basic Operating Cost Excess" shall mean, for each calendar year during the Term after the Base Year, the positive difference, if any, resulting from the subtraction of Base Year Basic Operating Cost from Basic Operating Cost for that calendar year.

1.11. "Basic Services" shall mean the services provided pursuant to Section 4.01.

1.12. "Building" shall mean the office building located at 2000 Powell Street in Emeryville, California.

1.13. "Building Standard Improvements" shall mean those improvements of the Leased Premises that are so defined in Exhibit B-1.

1.14. "Common Areas" shall mean the total square footage of areas of the Building devoted to non-exclusive uses such as lobbies, fire vestibules, rest rooms, mechanical areas, tenant and ground floor corridors, elevator foyers, electrical and janitorial closets, ground floor lobbies, telephone and equipment rooms, and other similar facilities maintained for the benefit of Building tenants and invitees, but shall not mean Major Vertical Penetrations.

1.15. "Cost Pools" shall have the meaning given that term in Section 3.06(b).

1.16. "Estimated Basic Operating Cost Excess" shall mean, for each calendar year during the Term after the Base Year, Landlord's estimate of Basic Operating Cost Excess for that calendar year.

1.17. "Event of Default" shall mean the occurrence of any of the circumstances referred to in Section 7.10(a).

1.18. "Fair Market Rent" shall mean the rate being charged by Landlord in the Building for comparable space (or comparable space in non-equity transactions in comparable buildings located in the City of Emeryville or downtown Oakland area, if there is no comparable space in the Building), taking into consideration: location in the Building or other building, tenant improvements or allowances existing or to be provided, rental abatements, lease takeovers/assumptions, moving expenses and other forms of rental concessions, proposed term of lease, extent of service provided or to be provided, the ownership of the comparable space, whether or not the transaction is a sublease, the time the particular rate under consideration became or is to become effective and any other relevant terms or conditions. Costs which are incurred by a landlord in connection with the negotiation and documentation of a lease transaction, and other costs incurred by a landlord which are not paid to or for the direct benefit of the tenant, shall not be considered. Comparable transactions in which the rent for a renewal was discounted to a rate below the fair market rate, whether by the application of a percentage to the fair market rate or otherwise, shall be adjusted to reflect the fair market rate before the discount was applied. Renewal transactions in which the rent was either established at a pre-determined amount by reason of the exercise by the tenant of an option to renew or extend at a fixed rental rate or was established due to the operation of a pre-determined minimum or maximum amount shall not be regarded as comparable transactions.

1.19. "Force Majeure" shall mean any actual delay in Substantial Completion of the Leased Premises due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions (including, without limitation, delays in providing required inspections or giving the required approvals and permits), civil commotions, fire or other casualty, or other causes beyond the reasonable control of Landlord. The foregoing notwithstanding, Force Majeure shall not include any actual delay in Substantial Completion of the Leased Premises to the extent such delay is due solely to the actions of Landlord.

1.20. "Gross Rent" shall mean the total of Base Rent and Tenant's Proportionate Share of Estimated Basic Operating Cost Excess.

1.21. "Hazardous Material" shall mean any (a) oil or other petrochemical hydrocarbons, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which (i) pose a hazard to the Project or to persons on or about the Project or (ii) cause the Project to be in violation of any Hazardous Materials Laws; (b) asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (c) chemical, material or substance defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", or "toxic substances" or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. §5101, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316, 25501, and 25316 of the California Health and Safety Code; and Article 9 or Article 11 of Title 22 of the Administrative Code, Division 4, Chapter 20; (d) other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Project or the owners and/or occupants of property adjacent to or surrounding the Project, or any other person coming upon the Project or adjacent property; and (e) other chemicals, materials or substances which may or could pose a hazard to the environment.

1.22. "Hazardous Materials Claims" shall mean any enforcement, cleanup, removal, remedial or other governmental or regulatory actions, agreements or orders instituted pursuant to any Hazardous Materials Laws; and any claims made by any third party against Landlord, Tenant or the Project relating to damage, contribution, cost recovery compensation, loss or injury resulting from the presence, release or discharge of any Hazardous Materials.

1.23. "Hazardous Materials Laws" shall mean any federal, state or local laws, ordinances, regulations or policies relating to the environment, health and safety, and Hazardous Materials (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof) or to industrial hygiene or the environmental conditions on, under or about the Project, including, without limitation, soil, groundwater and indoor and ambient air conditions.

1.24. "Lease Month" shall mean a period commencing as of a particular date and continuing to and including the date immediately preceding the same date of the next calendar month (or, if the next calendar month does not contain such a same date due to it being shorter in duration, then continuing to and including the last day of such next calendar month). The First Lease Month shall commence as of the Term Commencement Date, and successive Lease Months shall be consecutively numbered.

1.25. "Leased Premises" shall mean the floor area more particularly shown on the Exhibit A floor plan attached hereto, containing the Net Rentable Area specified on the Basic Lease Information Sheet.

1.26. "Major Vertical Penetrations" shall mean the area or areas within Building stairs (including the landing at each floor), elevator shafts, flues, vents, stacks, pipe shafts and vertical ducts and the like, that service more than one floor of the Building. The area with Major Vertical Penetrations shall be bounded and defined by the exterior surface of the perimeter walls thereof (or the extended plane of

such walls over areas that are not enclosed). Major Vertical Penetrations shall exclude, however, areas for the specific use of Tenant or installed at the request of Tenant, such as special stairs or elevators.

1.27. "Net Rentable Area" shall mean the "Rentable Area" of space within the Project and the Leased Premises determined in accordance with the "Standard Method for Measuring Floor Area in Office Buildings," approved as of June 7, 1996 by the American National Standards Institute, Inc. (ANSI/BOMA Z65.1-1996; the "BOMA Standard"). The Net Rentable Area in the Leased Premises has been calculated on the basis of the foregoing definition and is hereby stipulated for all purposes hereof to be the amount stated on the Basic Lease Information Sheet, subject to confirmation by actual measurement by Landlord's architect, at the request of either party, prior to Tenant's Plan Delivery Date. The Net Rentable Area of the Project is subject to adjustment by Landlord from time to time to reflect any remeasurement thereof by Landlord's architect, at Landlord's request, and/or as a result of any additions or deletions to any of the buildings in the Project as designated by Landlord.

1.28. "Parent Entity" shall mean any corporation, partnership or limited liability company owning, directly or indirectly, not less than fifty percent (50%) of all classes of the then outstanding stock of Tenant, if Tenant is a corporation, or fifty percent (50%) of all classes of the profit interests in Tenant, if Tenant is a partnership or a limited liability company.

1.29. "Permitted Hazardous Materials" shall mean Hazardous Materials which are contained in ordinary office supplies of a type and in quantities typically used in the ordinary course of business within executive offices of similar size and quality in Emeryville, California, but only if and to the extent that such supplies are transported, stored and used in full compliance with all applicable laws, ordinances, orders, rules and regulations and otherwise in a safe and prudent manner. Hazardous Materials which are contained in ordinary office supplies but which are transported, stored and used in a manner which is not in full compliance with all applicable laws, ordinances, orders, rules and regulations or which is not in any respect safe and prudent shall not be deemed to be "Permitted Hazardous Materials" for the purposes of this Lease.

1.30. "Permitted Use" shall mean executive, professional office and corporate administrative office uses in the Leased Premises of a kind appropriate in a building of the type and quality of the Building; provided, however, that for the purpose of limiting the type of use permitted by Tenant, or an assignee of Tenant, but without limiting Landlord's right to lease any portion of the Building to a tenant of Landlord's choice, "Permitted Use," shall not include (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign government or political subdivision thereof; (iii) offices of any health care professionals or service organization, except for administrative offices where no diagnostic, treatment or laboratory services are performed; (iv) schools or other training facilities that are not ancillary to executive, professional or corporate administrative office use; (v) retail or restaurant uses; (vi) broadcast studios or other broadcast production facilities, such as radio and/or television stations; (vii) product display or demonstration facilities; (viii) offices at which deposits or bills are regularly paid in person by customers; (ix) personnel agencies, except offices of executive search firms; (x) research or testing laboratories; and (xi) executive suite uses or other uses which license or lease office space for use by others as a primary business purpose.

1.31. "Project" shall mean the Building, the real property upon which the Building is located and all other improvements thereon or used and maintained by Landlord in connection therewith, together with any improvements or facilities now or hereafter located on any of the real property which Landlord designates as part of the Project. Landlord shall have the right from time to time, in its discretion, to include or exclude existing or future buildings in the Project for purposes of determining the total Net Rentable Area of the Project, Basic Operating Cost and/or the provision of various services and amenities thereto, including allocation of Basic Operating Cost in Cost Pools (as described in Section 3.06(b)). In

such event, Tenant's Proportionate Share shall be appropriately revised to reflect any such increases or decreases in the Net Rentable Area of the Project. As provided in Section 1.27, Landlord shall have the right from time to time, in its discretion, to include or exclude existing or future buildings as a part of the Project.

1.32. **"Real Property Taxes"** shall mean those taxes described in Section 3.06(a)(10).

1.33. **"Rent"** shall mean Gross Rent plus Additional Rent comprising all of Tenant's monetary obligations arising under this Lease.

1.34. **"Scheduled Term Commencement Date"** shall mean the date stated on the Basic Lease Information Sheet, representing the parties' estimate of the Term Commencement Date.

1.35. **"Security Deposit"** shall mean the amount specified on the Basic Lease Information Sheet paid by Tenant to Landlord to be held pursuant to Section 5.14.

1.36. **"Substantial Completion"** shall mean (and the Leased Premises shall be deemed "Substantially Complete") when (i) installation of the Tenant Improvements required to be installed by Landlord or Landlord's contractor or subcontractors pursuant to the provisions of Exhibit B has occurred, (ii) Tenant has direct access from the street to the elevator lobby on the floor (or floors) where the Leased Premises are located, (iii) Basic Services are available to the Leased Premises, and (iv) appropriate governmental authorities have signed the permit card or otherwise indicated clearance for temporary or permanent occupancy of the Leased Premises (unless the issuance of such clearance is delayed by acts or omissions of Tenant or its agents or contractors, in which event Substantial Completion shall be deemed to have occurred notwithstanding that such a clearance has not been issued). Substantial Completion shall be deemed to have occurred notwithstanding a requirement to complete "punchlist" or similar corrective work.

1.37. **"Successor"** shall mean: (i) a corporation into which or with which Tenant, its corporate successors or assigns, is merged or consolidated in accordance with the applicable statutory provisions for merger or consolidation of corporations, but only if, by operation of law or by effective provisions contained in the instruments of merger or consolidation, the liabilities of the corporations participating in such merger or consolidation are assumed by the corporation surviving the merger or created by such consolidation and if the corporation surviving the merger intends to continue to operate the business of Tenant in the Leased Premises; (ii) any partnership or limited liability company into which Tenant is merged in accordance with the applicable statutory provisions for the merger of partnerships or limited liability companies, but only if the surviving entity intends to continue to operate the business of Tenant in the Leased Premises and agrees in writing that it has unconditionally assumed for the benefit of Landlord all of the obligations and liabilities of Tenant under this Lease; and, (iii) any corporation, partnership or limited liability company acquiring the leasehold interest of Tenant under this Lease and substantially all of the other property and assets of Tenant or its Successor, but only if such entity intends to continue to operate the business of Tenant in the Leased Premises and agrees in writing that it has unconditionally assumed for the benefit of Landlord all of the obligations and liabilities of Tenant under this Lease. Acquisition by Tenant or its successors of substantially all of the assets, together with the assumption of all or substantially all of the obligations and liabilities of any corporation, shall be deemed a merger of such corporation into Tenant for purposes of this Lease.

1.38. **"Tenant Extra Improvements"** shall mean the extent to which the existing and future alterations, additions and improvements in the Leased Premises exceed or would exceed in quality or quantity the Building Standard Improvements. In instances where this Lease refers to Tenant Extra Improvements as a standard for the provision of services, maintenance, repair or replacement by Tenant

or Landlord, such reference shall be to the difference in required services, maintenance, repairs or replacements between the Tenant Improvements as constructed in the Leased Premises and the Building Standard Improvements, had the Building Standard Improvements been constructed in the Leased Premises.

1.39. "Tenant Improvements" shall mean the Building Standard Improvements and Tenant Extra Improvements (if any) installed or to be installed for Tenant as approved by Landlord pursuant to Exhibit B.

1.40. "Tenant's Broker" shall mean Tenant's broker stated on the Basic Lease Information Sheet.

1.41. "Tenant's Plan Delivery Date" shall mean the date stated on the Basic Lease Information Sheet for delivery of working drawings pursuant to Exhibit B.

1.42. "Tenant's Proportionate Share" is based on the percentage that the Net Rentable Area of the Leased Premises bears to ninety-five percent (95%) of the total Net Rentable Area of the Project or to the total Net Rentable Area leased in the Project (if such total is greater than ninety-five percent (95%) of the total Net Rentable Area) as calculated for each calendar year of the Term. Tenant's Proportionate Share shall be subject to adjustment to reflect the inclusion or exclusion of buildings as a part of the Project and to reflect the allocation of expenses to Cost Pools, as provided in Section 3.06(b).

1.43. "Term" shall mean the period from the Term Commencement Date and ending on the Term Expiration Date, unless sooner terminated pursuant to the terms of this Lease.

1.44. "Term Commencement Date" shall mean the date when the Term commences as determined pursuant to Section 3.01 hereof.

1.45. "Term Expiration Date" shall mean the last day of the period shown as the "Term" on the Basic Lease Information Sheet if such period commenced on the Term Commencement Date, unless sooner terminated pursuant to the terms of this Lease. Except to the extent and in the manner, if any, otherwise expressly provided in this Lease, Tenant shall not have any right to extend the Term.

ARTICLE 2.
Leased Premises

2.01. Lease. Landlord leases to Tenant and Tenant leases from Landlord the Leased Premises upon all of the terms, covenants and conditions set forth herein.

2.02. Access to the Leased Premises. Tenant shall be granted access to the Leased Premises twenty-four (24) hours per day, every day of the year, provided that such access shall: (i) be in accordance with all reasonable security measures as may be imposed by Landlord from time to time and as are generally applicable to tenants of the Building and their invitees; and, (ii) be subject to restrictions on access imposed or recommended as a result of an emergency.

2.03. Landlord's Reserved Rights. Landlord reserves from the leasehold estate hereunder, in addition to all other rights reserved by Landlord under this Lease: (i) all exterior walls and windows bounding the Leased Premises, and all space located within the Leased Premises for Major Vertical Penetrations, conduits, electric and all other utilities, air-conditioning, sinks or other Building facilities that do not constitute Tenant Extra Improvements, the use thereof and access thereto through the Leased

Premises for operation, maintenance, repair or replacement thereof, and (ii) the right from time to time, without unreasonable interference with Tenant's use, to install, remove or relocate any of the foregoing for service to any part of the Building to locations that will not materially interfere with Tenant's use of the Leased Premises, to make alterations or additions to and to build additional stories on the Building, to alter or relocate any other Common Area facility or any other common facility to make changes or alterations therein or enlargements thereof, and to restrict access to portions of the Common Areas in a manner which does not unreasonably interfere with Tenant's access to the Leased Premises. Landlord shall have the sole and exclusive right to possession and control of the Common Areas and all other areas of the Project outside the Leased Premises, provided that Tenant shall have the right to the non-exclusive use of those portions of the Common Areas necessary for reasonable access to the Leased Premises or otherwise designated by Landlord from time to time for the non-exclusive use of Tenant.

ARTICLE 3.
Rent, Term, Use And Basic Operating Cost

3.01. Term.

(a) Except as otherwise provided herein, the Term shall commence upon the later of Substantial Completion of the Leased Premises (as such date may be adjusted pursuant to the provisions of Paragraph 14 of Exhibit B to this Lease) or the Scheduled Term Commencement Date and shall continue in full force for the Term. If the Leased Premises are Substantially Complete prior to the Scheduled Term Commencement Date, Tenant shall have the option to take occupancy and the Term Commencement Date shall be the date of such occupancy. If the Leased Premises are not Substantially Complete by the Scheduled Term Commencement Date for any reason, Landlord shall not be liable for any claims, damages or liabilities by reason thereof, but the Term Commencement Date shall be the day when the Leased Premises are Substantially Complete (as such date may be adjusted pursuant to the provisions of Paragraph 14 of Exhibit B to this Lease). Landlord shall provide Tenant as much notice as circumstances allow of the date when Landlord expects to achieve Substantial Completion, based upon the progress of the work. Should the Term Commencement Date be a date other than the Scheduled Term Commencement Date, either Landlord or Tenant, at the request of the other, shall execute a declaration specifying the Term Commencement Date. Tenant's obligation to pay Rent and its other obligations under this Lease shall commence upon the Term Commencement Date (except as expressly otherwise provided herein with respect to obligations arising earlier).

(b) The foregoing notwithstanding, if Substantial Completion of the Leased Premises is delayed beyond October 1, 2008 (except as a result of Force Majeure or Tenant's Delay, as defined in Exhibit B), then Tenant shall be entitled to a credit against Base Rent due hereunder commencing as of the day following expiration of the Base Rent Forgiveness Period, as defined in Section 3.05(b) below, in the amount of one (1) day of Base Rent for every day following October 1, 2008 that Substantial Completion of the Leased Premises is so delayed. The parties agree that the actual delay damages that would be suffered by Tenant in the event of a delay in Substantial Completion of the Leased Premises would be extremely difficult if not impossible to ascertain and that the amount of the credit of Base Rent set forth in this Section 3.01(b) is a reasonable estimate of the actual damages Tenant will suffer and that such credit represents liquidated damages and not a penalty. The credit provided in this Section 3.01(b) shall be the sole remedy of Tenant for any delay in Substantial Completion of the Leased Premises beyond October 1, 2008.

3.02. Option to Extend.

(a) Tenant shall have the option to extend the Term for one (1) period of sixty (60) months (the "Extended Term"). The Extended Term, if any, shall commence on the day following the last day of the initial Term of this Lease and shall continue for a period of sixty (60) months thereafter. Tenant's option to extend the Term of this Lease shall be both: (i) upon condition (which may be waived

by Landlord in its sole discretion) that no Event of Default exists hereunder at the time of the giving by Tenant of its notice of exercise; and, (ii) upon further condition (which may be waived by Landlord in its sole discretion) that no Event of Default exists hereunder at the time of the commencement of the Extended Term. Base Rent per month for the Extended Term shall be at ninety-five percent (95%) of the then current Fair Market Rent for the Extended Term.

(b) To exercise Tenant's option to extend the Term, Tenant shall give Landlord written notice of its election at least nine (9) months prior to expiration of the initial Term. Within thirty (30) days of receipt of Tenant's election to extend, Landlord shall notify Tenant of Landlord's determination of Base Rent for the Extended Term. Within thirty (30) days after receipt of such notice from Landlord, Tenant shall have the right to: (i) elect to accept Landlord's determination of Base Rent for the Extended Term; or, (ii) elect to determine Fair Market Rent for the Extended Term by arbitration pursuant to Section 7.11 hereof. Failure on the part of Tenant to elect in writing to require arbitration of Fair Market Rent for the Extended Term within such thirty (30) day period shall constitute an election by Tenant to accept Landlord's determination of Base Rent for the Extended Term.

(c) Tenant shall have no other option, right or obligation to extend the Term or otherwise remain in the Leased Premises after expiration of the initial Term of this Lease. From and after commencement of any Extended Term, all of the other terms, covenants and conditions of the Lease shall apply, and references to the Term shall be deemed to include the Extended Term; provided, however, that Base Rent shall be revised as herein provided, and Tenant shall have no option or right to further extend the Term beyond the Extended Term.

3.03. Early Termination. Tenant shall have the one (1) time right to terminate this Lease (the "Termination Right") effective as of the sixth (6th) anniversary of the Term Commencement Date (the "Termination Date"), provided that:

(a) Tenant shall have given Landlord written notice of Tenant's exercise of the Termination Right at least twelve (12) months prior to the Termination Date;

(b) No later than thirty (30) days prior to the Termination Date, Tenant shall pay to Landlord a termination payment equal to the sum of: (i) the then unamortized portion of all direct out of pocket costs incurred by Landlord associated with the making of this Lease (including without limitation legal, brokerage, architect and engineering fees, and Landlord's Contribution), as if such costs were amortized in equal monthly installments over the entire initial Term commencing as of the Term Commencement Date and ending on the scheduled date of expiration of the initial Term with interest at the rate of ten percent (10%) per annum, (iii) any Rent past due from Tenant under the terms of this Lease, (iv) the aggregate amount of Base Rent actually abated pursuant to the provisions of Section 3.05(b) below; and (v) the aggregate amount of Base Rent that is due (or would be due but for such termination) under the terms of this Lease for the six (6) Lease Months following the Termination Date, excluding any temporary abatement then in, or which comes into, effect;

(c) If Tenant gives the notice referred to in Section 3.03(a) but the other conditions of this Section 3.03 are not satisfied, then Landlord may elect by written notice to Tenant either to deem the notice ineffective, in which event this Lease shall not terminate, or to allow this Lease to be terminated and to collect the amount described in Section 3.03(b) from Tenant; and

(d) If the Lease is terminated early pursuant to the provisions of this Section 3.03, Tenant shall quit and surrender possession of the Leased Premises to Landlord on the Termination Date in the manner and condition required under the terms of this Lease.

3.04. Use. Tenant shall use the Leased Premises solely for the Permitted Use and for no other use or purpose.

3.05. Payment of Base Rent and Tenant's Proportionate Share of Estimated Basic Operating Cost Excess. Tenant shall pay Base Rent and Tenant's Proportionate Share of Estimated Basic Operating Cost Excess with adjustments and in the manner hereinafter set forth:

(a) Base Rent shall commence on and as of the Term Commencement Date and shall, subject to the remaining provisions hereof, be payable during the Term at the following rates:

Lease Month	Monthly Rate per Square Foot of Net Rentable Area	Monthly Base Rent
1 through 12	$3.26	$77,940.08
13 through 24	$3.36	$80,330.88
25 through 36	$3.46	$82,721.68
37 through 48	$3.56	$85,112.48
49 through 60	$3.67	$87,742.36
61 through 72	$3.78	$90,372.24
73 through 84	$3.89	$93,002.12
85 through 96	$4.01	$95,871.08
97 through 108	$4.13	$98,740.04
109 through 120	$4.25	$101,609.00
121 through 125	$4.38	$104,717.04

(b) Provided no Event of Default exists under this Lease (and no event or condition exists which could constitute an Event of Default but for a requirement of notice or expiration of a period of grace) and subject to the provisions of this Section 3.05(b), Tenant shall not be required to pay Base Rent commencing as of the First Lease Month and continuing to and including the last day of the Fifth Lease Month (the "Base Rent Forgiveness Period"). The other provisions of this Section 3.05(b) to the contrary notwithstanding, Landlord and Tenant acknowledge that Base Rent for the Base Rent Forgiveness Period would be the sum of Seventy-Seven Thousand Nine Hundred Forty and 08/100ths Dollars ($77,940.08) per Lease Month, in the absence of the forgiveness of the Base Rent for such period, and that such forgiveness is expressly conditioned on the absence of any Event of Default existing hereunder (and no event or condition existing which could constitute an Event of Default but for a requirement of notice or expiration of a period of grace). In the event of the occurrence during the Base Rent Forgiveness Period either of any such Event of Default hereunder or of an event or condition which could constitute an Event of Default but for a requirement of notice or expiration of a period of grace, and without notice or demand by Landlord: (i) such forgiveness shall terminate; and (ii) the Base Rent shall immediately return to the sum of Seventy-Seven Thousand Nine Hundred Forty and 08/100ths Dollars ($77,940.08) per Lease Month, from the date of the first occurrence of such event or condition, and shall be payable on a per diem basis in advance, without demand and without reduction, abatement, counterclaim or setoff, at the address specified on the Basic Lease Information Sheet or at such other address as may be designated by Landlord in the manner provided for giving notice under Section 7.20 hereof. Landlord and Tenant hereby acknowledge and agree that the requirement of the payment of such Base Rent does not constitute a penalty or forfeiture, but rather only the reinstatement of Base Rent otherwise due. The foregoing notwithstanding, in the event that Landlord contends that the forgiveness of Base Rent is terminated by reason of the existence of an Event of Default hereunder (or an event or condition which could constitute an Event of Default but for a requirement of notice or expiration of a period of grace), then Tenant may reinstate such forgiveness by curing the event or condition within five (5) business days from the date upon which Tenant (including, without limitation, any of its agents or employees) first receives written notice of such contention by Landlord. The foregoing notwithstanding, the provisions of this Section 3.05(b) are subject to the provisions of Section 3.03 above.

(c) Base Rent for the Sixth Lease Month shall be paid upon execution of this Lease. Base Rent for the portion of the sixth full calendar month of the Term contained between the last day of the Sixth Lease Month and the first day of the seventh full calendar month of the Term (if any) shall be prorated and the prorated installment shall be paid on the first day of such sixth full calendar month of the Term. Commencing with the first day of the seventh full calendar month of the Term, Tenant shall pay

Base Rent in equal monthly installments on the first day of each calendar month during the Term and any extensions or renewals thereof, in advance, without demand and without reduction, abatement, counterclaim or setoff, at the address specified on the Basic Lease Information Sheet or at such other address as may be designated by Landlord in the manner provided for giving notice under Section 7.20 hereof. If the rate at which Base Rent is payable under this Lease changes on a day other than the first day of a calendar month, then the Base Rent for such partial calendar month shall be prorated on a daily basis to take such change into account, and any additional amount due as a result of such proration shall be paid on the first day of the calendar month for which the proration occurs.

(d) Commencing with the first day following the Base Year, Tenant shall pay Tenant's Proportionate Share of Estimated Basic Operating Cost Excess in equal monthly installments on the first day of each calendar month during the Term and any extensions or renewals thereof, in advance, without demand and without reduction, abatement, counterclaim or setoff, at the address specified on the Basic Lease Information Sheet or at such other address as may be designated by Landlord in the manner provided for giving notice under Section 7.20 hereof.

(e) If the Term terminates on other than the last day of a calendar month, then Gross Rent provided for such partial calendar month shall be prorated and the prorated installment shall be paid on the first day of the calendar month next preceding the date of termination.

3.06. Basic Operating Cost.

(a) Basic Operating Cost shall mean all expenses and costs (but not specific costs that are separately billed to and paid by specific tenants) of every kind and nature that Landlord shall have paid or incurred or become obligated to pay or incur (including, without limitation, costs incurred by managers and agents that are reimbursed by Landlord) because of or in connection with the management, maintenance, preservation, ownership and operation of the Project and its supporting facilities directly servicing the Project (as allocated to the Project in accordance with accounting principles generally accepted in the real estate industry, consistently applied) including, but not limited to the following:

(1) Wages, salaries and reimbursable expenses and benefits of all on-site and off-site personnel engaged in the operation, maintenance and security of the Project and the direct costs of training such employees limiting such charges only to amounts directly allocable to services rendered by the employees and personnel for the benefit of the Project.

(2) Costs of the property management office and office operation.

(3) All supplies, materials and rental equipment used in the operation and maintenance of the Project, including, without limitation, temporary lobby displays and events, the cost of erecting, maintaining and dismantling art work and similar decorative displays commensurate with operation of a first-class office building.

(4) Utilities, including, without limitation, water, power, gas, sewer, waste disposal, communication and cable T.V. facilities, heating, cooling, lighting and ventilation of the Project.

(5) All maintenance, janitorial and service agreements for the Project and the equipment therein, including, but not limited to, alarm service, window cleaning, elevator maintenance, and maintenance and repair of sidewalks, landscaping, Building exterior and service areas.

(6) A management cost recovery equal to three percent (3%) of all income (excluding such management cost recovery) derived from the Project, without limitation, all Rent hereunder, all rent and other payments derived from other tenants in the Building, parking revenues and other revenues derived from licensees of any other part of or right in the Building.

(7) Legal and accounting services for the Project, including, but not limited to, the costs of reviews or audits by certified public accountants of Basic Operating Cost records; provided, however, that legal expense shall not include the cost of (i) negotiating lease terms for prospective tenants, (ii) negotiating termination or extension of leases with existing tenants, (iii) proceedings against any other specific tenant relating solely to the collection of rent or other sums due to Landlord from such tenant, or (iv) legal costs incurred in connection with development and/or

construction of the Project. In addition, any and all fees or costs actually recovered by Landlord from a tenant against whom collection proceedings were initiated shall be excluded from Basic Operating Cost.

(8) All insurance premiums and costs, including but not limited to, the premiums and cost of fire, casualty, liability, rental loss and earthquake insurance applicable to the Project and Landlord's personal property used in connection therewith (and all amounts paid as a result of loss sustained that would be covered by such policies but for "deductible" or self-insurance provisions); provided, however, that Landlord may, but shall not be obligated to, carry earthquake insurance.

(9) Repairs, replacements and general maintenance (except for repairs and replacements (i) paid for from the proceeds of insurance, (ii) paid for directly by Tenant, other tenants or any third party, or (iii) for the benefit solely of tenants of the Project other than Tenant to the extent that Tenant could not obtain similar services from Landlord without an obligation to reimburse Landlord for the entire cost thereof under the provisions of this Lease).

(10) All real estate or personal property taxes, possessory interest taxes, business or license taxes or fees, service payments in lieu of such taxes or fees, annual or periodic license or use fees, including, but not limited to, all of the following: (i) all real estate taxes and assessments, and all other taxes relating to, or levied, assessed or imposed on, the Project, or any portion thereof, or interest therein; (ii) all taxes, assessments, charges, levies, fees, excises or penalties, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature imposed, levied upon, measured by or attributable to Landlord's equipment, furniture, fixtures and other property located in, or used in connection with, the Project, or levied upon, measured by or reasonably attributable to the cost or value of any of the foregoing; (iii) all other taxes (including, without limitation, value added taxes), assessments, charges, levies, fees, or penalties, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature imposed, levied, assessed, charged or collected by any governmental authority or other entity either directly or indirectly (A) for or in connection with public improvements, user, maintenance or development fees, transit, parking, housing, employment, police, fire, open space, streets, sidewalks, utilities, job training, child care or other governmental services or benefits, (B) upon or with respect to the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of, or business operations in, the Project (C) upon, against or measured by the area of the Project, or uses made thereof, or leases made to tenants thereof, or all or any part of the rents or other charges collected or collectible from tenants or other users thereof, and (D) for environmental matters or as a result of the imposition of mitigation measures, including, without limitation, parking taxes, employer parking regulations, or fees, charges or assessments as a result of the treatment of the Project, or any portion thereof or interest therein, as a source of pollution or storm water runoff; (iv) any tax or excise, however described, imposed in addition to, or in substitution partially or totally of, any or all of the foregoing taxes, assessments, charges or fees; and (v) any and all costs, expenses and attorneys' fees paid or incurred by Landlord in connection with any proceeding or action to contest in whole or in part, formally or informally, the imposition, collection or validity of any of the foregoing taxes, assessments, charges or fees. If by law any Real Property Taxes may be paid in installments at the option of the taxpayer, then Landlord shall include within Real Property Taxes only those installments (including interest, if any) which would become due by exercise of such option. Real estate taxes shall not include (i) inheritance or estate taxes imposed upon or assessed against the Project, or any part thereof or interest therein, or (ii) taxes computed upon the basis of the net income derived from the Project by Landlord or the owner of any interest therein.

(11) Amortization (together with reasonable financing charges) of capital improvements made to the Project (i) to comply with the requirements of law, ordinance rule or regulation; (ii) to replace items which Landlord would be obligated to maintain under this Lease; or (iii) to improve the operating efficiency of the Project; provided, however, that in the case of improvements made solely for efficiency purposes, the amount chargeable as a Basic Operating Cost in any year shall not exceed Landlord's reasonable determination of the efficiency achieved either in direct cost savings, avoidance of cost increases or a combination of both. As used in this Section 3.06(a)(11), "amortization" shall mean allocation of the cost (together with interest thereon at the rate of ten percent (10%) per annum

or such higher rate as may have been paid by Landlord on funds borrowed for the purpose of funding such improvements) equally to each year of useful life of the items being amortized or a shorter period equal to the number of years required to recover the cost of said item of capital improvement out of the savings in operating efficiency derived therefrom. Notwithstanding the foregoing, however, Landlord may treat as expenses (chargeable in the year incurred) and not as capital costs items that are less than two percent (2%) of Basic Operating Cost for the year in question.

(b) Notwithstanding any other provision herein to the contrary, if the Project is not fully occupied during any year of the Term (including the Base Year), an adjustment shall be made in computing Basic Operating Cost for such year so that Basic Operating Cost shall be computed as though the Project had been fully occupied during such year; provided, however, that in no event shall Landlord collect in total, from Tenant and all other tenants of the Project, an amount greater than one hundred percent (100%) of the actual Basic Operating Cost during any year of the Term. In addition, Landlord shall have the right, from time to time, to equitably allocate and prorate some or all of the Basic Operating Cost among different tenants and/or different buildings of the Project and/or on a building-by-building basis (the "Cost Pools"), adjusting Tenant's Proportionate Share as to each of the separately allocated costs based on the ratio of the Net Rentable Area of the Leased Premises to the Net Rentable Areas of all of the premises to which such costs are allocated.

3.07. Adjustment for Variation Between Estimated Excess and Actual Excess. If the Basic Operating Cost Adjustment for any calendar year is a positive number (i.e., Estimated Basic Operating Cost Excess is less than the actual Basic Operating Cost Excess for such calendar year), Tenant shall pay to Landlord, pursuant to Landlord's billing therefor (submitted pursuant to Section 3.08), Tenant's Proportionate Share of the Basic Operating Cost Adjustment within thirty (30) days after presentation of Landlord's statement. If the Basic Operating Cost Adjustment for any calendar year is a negative number (i.e., Estimated Basic Operating Cost Excess is greater than the actual Basic Operating Cost Excess for such calendar year), then Landlord at Landlord's option shall pay Tenant's Proportionate Share of the Basic Operating Cost Adjustment to Tenant in cash, within ten (10) days after the Basic Operating Cost Adjustment is finally determined, or credit said amount against future installments of Estimated Basic Operating Cost Excess payable by Tenant hereunder. The foregoing notwithstanding, there shall be no Basic Operating Cost Adjustment for any calendar year in which Basic Operating Cost for such calendar year is equal to, or less than, Base Year Basic Operating Cost. Should the Term commence or terminate at any time other than the first day of a calendar year, Tenant's Proportionate Share of the Basic Operating Cost Adjustment shall be prorated for the exact number of calendar days during such calendar year that fall within the Term.

3.08. Computation of Basic Operating Cost Adjustment. Landlord shall, within a reasonable period of time after the end of any calendar year for which there exists a Basic Operating Cost Adjustment, give written notice thereof to Tenant. The notice shall contain or be accompanied by a statement of the Basic Operating Cost during such calendar year, and a computation of Basic Operating Cost Adjustment. Landlord's failure to give such notice and statement within a reasonable period of time after the end of any calendar year for which a Basic Operating Cost Adjustment is due shall not release either party from the obligation to make the adjustment provided for in Section 3.07.

ARTICLE 4.
Landlord Covenants

4.01. Basic Services. Landlord shall:

(a) Administer initial improvement of the Leased Premises in accordance with Exhibit B.

(b) Furnish Tenant during Tenant's occupancy of the Leased Premises for the Permitted Use:

(i) Hot and cold water at those points of supply provided for general use of other tenants in the Project.

(ii) Central heat and air conditioning in season, at such times as Landlord normally furnishes these services to other tenants in the Project and at such temperatures and in such amounts as are considered by Landlord to be standard or as may be permitted or controlled by applicable laws, ordinances, rules and regulations.

(iii) Routine maintenance, repairs, structural and exterior maintenance (including, without limitation, exterior glass and glazing), painting and electric lighting service for all public areas and special service areas of the Project in the manner and to the extent deemed by Landlord to be standard, subject to the limitation contained in Section 4.05.

(iv) Janitorial service on a five (5) day week basis, excluding holidays.

(v) An electrical system to convey power delivered by public utility providers selected by Landlord in amounts sufficient for normal office operations as provided in similar office buildings, but not to exceed a total allowance of four (4) watts per square foot of Net Rentable Area during normal office hours (which includes an allowance for lighting of the Leased Premises at the maximum wattage per square foot of Net Rentable Area permitted under applicable laws, ordinances, orders, rules and regulations), provided that no single item of electrical equipment consumes more than 0.5 kilowatts at rated capacity or requires a voltage other than 120 volts, single phase. If Tenant's electrical requirements, as estimated by Landlord based upon rated capacity (or based upon metered consumption, at Landlord's option and at Tenant's expense), exceed such amounts, Tenant shall pay the full amount of such excess together with any additional cost necessary to provide and meter such excess capacity; and provided that if the installation and operation of said electrical equipment requires additional air conditioning capacity above that provided by the Building Standard Improvements, then the additional air conditioning installation and operating costs shall be paid by Tenant.

(vi) Initial lamps, bulbs and ballasts used in the Leased Premises.

(vii) Limited security services for the Project, subject to the provisions of Section 7.06.

(viii) Public elevator service serving the floors on which the Leased Premises are situated, during hours designated by Landlord.

(c) Landlord shall not be liable for damages to either person or property, nor for injury to or interference with Tenant's business (including, without limitation, interruptions or inconveniences in business operations and loss of profits), nor shall Landlord be deemed to have evicted Tenant, nor shall there be any abatement of Rent, nor shall Tenant be relieved from performance of any covenant on its part to be performed hereunder by reason of (i) a deficiency in the provision of Basic Services, (ii) a breakdown or malfunction of lines, cables, wires, pipes, equipment or machinery utilized in supplying or permitting Basic Services or telecommunications, or (iii) the effects of applicable laws, ordinances, rules and regulations, the effects of emergencies, any interruption of utility services, and the effects of mechanical breakdowns or any damage to, or destruction of, the Building or Building systems. Landlord shall use reasonable diligence to make such repairs as may be required to lines, cables, wires, pipes, equipment or machinery within the Project to provide restoration of Basic Services and, where the cessation or interruption of Basic Service has occurred due to circumstances or conditions beyond Project boundaries, to cause the same to be restored, by diligent application or request to the provider thereof. In no event shall any mortgagee or the beneficiary under any deed of trust referred to in Section 5.12 be or become liable for any default of Landlord under this Section 4.01(c).

4.02. Extra Services. Landlord shall provide to Tenant at Tenant's sole cost and expense (and subject to the limitations hereinafter set forth) the following:

(a) Such extra cleaning and janitorial services required if Tenant Improvements are not consistent in quality and quantity with Building Standard Improvements;

(b) Additional air conditioning and ventilating capacity (including equipment necessary to quantify its usage) required by reason of any electrical, data processing or other equipment or facilities or services required to support the same, in excess of that which would be required for Building Standard Improvements;

(c) Maintaining and replacing lamps, bulbs, and ballasts after initial installation;

(d) Heating, ventilation, air conditioning or extra electrical service (including equipment necessary to quantify its usage) provided by Landlord to Tenant (i) during hours other than normal Building hours, (ii) on Saturdays, Sundays, or holidays, said heating, ventilation and air conditioning or extra electrical service to be furnished solely upon the prior written request of Tenant given with such advance notice as Landlord may reasonably require;

(e) Repair and maintenance service which is the obligation of Tenant hereunder;

(f) Any Basic Service in amounts determined by Landlord to exceed the amounts required to be provided under Section 4.01(a), but only if Landlord elects to provide such additional or excess service. Tenant shall pay Landlord the cost of providing such additional services (or an amount equal to Landlord's reasonable estimate of such cost, if the actual cost is not readily ascertainable) together with an administration fee equal to seven and one-half percent (7.5%) of such cost, within ten (10) days following presentation of an invoice therefor by Landlord to Tenant. The cost chargeable to Tenant for all extra services shall constitute Additional Rent.

4.03. Window Coverings. Tenant shall not place or maintain any window coverings, blinds or drapes on any exterior window (other than those supplied by Landlord) without Landlord's prior written approval which Landlord shall have the right to grant or withhold in its absolute and sole discretion. Tenant acknowledges that breach of this covenant will directly and adversely affect the exterior appearance of the Project and/or the operation of the heating, ventilation and air conditioning systems.

4.04. Graphics and Signage. Landlord shall provide the initial identification of Tenant's name in the appropriate Building entry lobby. All signs, notices and graphics of every kind or character, visible in or from public corridors, the Common Area or the exterior of the Leased Premises shall be subject to Landlord's prior written approval which Landlord shall have the right to withhold in its absolute and sole discretion.

4.05. Tenant Extra Improvements. All additional Tenant Extra Improvements shall be installed and paid for pursuant to the provisions of Exhibit B (if made in connection with the initial Tenant Improvements), or pursuant to the provisions of Section 5.07 (if made in connection with any Alterations). For purposes hereof, "costs" shall include, but without limitation, all building permit fees for Tenant Extra Improvements (not included in the permit fees paid with respect to the Building), payments to design consultants for services and disbursements, and such inspection fees as Landlord may incur and reimbursement to Landlord for permit and other fees Landlord has prepaid that are fairly attributable to the Tenant Extra Improvement work. Landlord shall not seek the benefits of depreciation deductions or income tax credit allowances for federal or state income tax reporting purposes with respect to any Tenant Extra Improvements for which Tenant has fully reimbursed Landlord under this Section 4.05.

4.06. Repair Obligation. Landlord's obligation with respect to repair as part of Basic Services shall be limited to (i) the structural portions of the Building, (ii) the exterior walls of the Building, including, without limitation, glass and glazing, (iii) the roof, (iv) mechanical, electrical, plumbing and life safety systems, and (v) Common Areas. Landlord shall not be deemed to have breached any obligation with respect to the condition of any part of the Project unless Tenant has given to Landlord written notice of any required repair and Landlord has not made such repair within a reasonable time

following the receipt by Landlord of such notice. The foregoing notwithstanding: (i) Landlord shall not be required to repair damage to any of the foregoing to the extent caused by the acts or omissions of Tenant or it agents, employees or contractors, except to the extent covered by insurance carried by Landlord; and (ii) the obligations of Landlord pertaining to damage or destruction by casualty shall be governed by the provisions of Section 7.09. Landlord shall have the right but not the obligation to undertake work of repair that Tenant is required to perform under this Lease and that Tenant fails or refuses to perform in a timely and efficient manner. All costs incurred by Landlord in performing any such repair for the account of Tenant shall be repaid by Tenant to Landlord upon demand, together with an administration fee equal to fifteen percent (15%) of such costs; provided, however, that administration fees shall not be included in "income" for purposes of calculating Landlord's management cost recovery under Section 3.06(a)(6).

4.07. Peaceful Enjoyment. Tenant shall peacefully have, hold and enjoy the Leased Premises, subject to the other terms hereof, provided that Tenant pays the Rent and performs all of Tenant's covenants and agreements herein contained. This covenant and the other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownerships of Landlord's interest hereunder.

ARTICLE 5.
Tenant's Covenants

5.01. Payments By Tenant. Tenant shall pay Rent at the times and in the manner herein provided. All obligations of Tenant hereunder to make payments to Landlord shall constitute Rent and failure to pay the same when due shall give rise to the rights and remedies provided for in Section 7.10.

5.02. Construction of Tenant Improvements. Landlord shall cause its contractor to install the Tenant Improvements pursuant to Exhibit B. All additions to or improvements of the Leased Premises, whether of Building Standard Improvements or Tenant Extra Improvements installed pursuant to Section 4.05, shall be and become the property of Landlord upon installation and shall be surrendered to Landlord upon termination of this Lease by lapse of time or otherwise, subject to Tenant's rights of removal with respect thereto in the same manner as provided in Section 5.07 hereof. The foregoing notwithstanding, Tenant shall reimburse Landlord upon the expiration or earlier termination of the Term of this Lease for the reasonable cost of removing all telecommunications and data cabling installed in the Leased Premises by, or for the use of, Tenant. Although Tenant Extra Improvements become the property of Landlord upon installation, they are intended to be for the convenience of Tenant and are not intended to be a substitute for Rent or any part thereof.

5.03. Taxes on Personal Property and Tenant Extra Improvements. In addition to, and wholly apart from its obligation to pay Tenant's Proportionate Share of Basic Operating Cost, Tenant shall be responsible for and shall pay prior to delinquency taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its personal property, on the value of its Tenant Extra Improvements or Alterations, on its interest pursuant to this Lease or on any use made of the Leased Premises or the Common Areas by Tenant in accordance with this Lease. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

5.04. Repairs By Tenant. Tenant shall maintain and repair the Leased Premises and keep the same in good condition. Tenant's obligation shall include, without limitation, the obligation to maintain and repair all walls, floors, entry doors, ceilings and fixtures and to repair all damage caused by Tenant,

its agents, employees, invitees and licensees to the utility outlets and other installations in the Leased Premises or anywhere in the Project, whatever the scope of the work of maintenance or repair required. Tenant shall repair all damage caused by removal of Tenant's movable equipment or furniture or the removal of any Tenant Extra Improvements or Alterations permitted or required by Landlord, all as provided in Section 5.18. At the request of Tenant, Landlord shall perform the work of maintenance and repair constituting Tenant's obligation pursuant to this Section 5.04 and as an "extra service" to be rendered pursuant to Section 4.02 at Tenant's sole cost and expense including, without limitation, the administration fee referred to therein. Any work of repair and maintenance performed by or for the account of Tenant by persons other than Landlord shall be performed by contractors approved by Landlord prior to commencement of the work and in accordance with procedures Landlord shall from time to time establish. All such work shall be performed in compliance with all applicable laws, ordinances, rules and regulations and Tenant shall provide to Landlord copies of all permits and records of inspection issued or obtained by Tenant in connection therewith to establish such compliance. Tenant shall also comply with all Landlord's construction procedures and requirements for the Project (including, without limitation, Landlord's requirements relating to insurance). Nothing herein contained, however, shall be deemed to impose upon Tenant the obligation to perform work of maintenance or repair required by reason of Landlord's negligence or wrongful acts or those of Landlord's agents or employees. Landlord may require by written notice to Tenant that Tenant shall install and maintain all required intrabuilding network cable and other communications wires and cables necessary to serve the Leased Premises from the point of presence in the Building of a telecommunications provider.

5.05. Waste. Tenant shall not commit or allow any waste or damage to be committed in any portion of the Leased Premises.

5.06. Assignment or Sublease.

(a) If Tenant intends to assign this Lease or sublet the Leased Premises or any part thereof, Tenant shall give Landlord written notice of such intent. Tenant's notice shall: (i) be accompanied by an exact copy of the proposed agreements between Tenant and the proposed assignee or subtenant; (ii) contain a statement of the name and legal form of the proposed assignee, subtenant or other transferee; (iii) contain a description of the business to be conducted at and from the Leased Premises by the proposed assignee or sublessee following the proposed assignment or subletting; and (iv) include a balance sheet as of a date not more than six (6) months preceding the delivery of the balance sheet to Landlord and operating statements for the last two fiscal years of the proposed assignee or sublessee. Tenant shall also promptly provide to Landlord (i) any additional information or documents reasonably requested by Landlord within ten (10) days after receiving Tenant's notice, and (ii) an opportunity to meet and interview the proposed assignee or subtenant, if requested.

(b) Landlord shall then have a period of fifteen (15) days following such interview and receipt of such additional information (or twenty-five (25) days from the date of Tenant's original notice if Landlord does not request additional information or an interview) within which to notify Tenant in writing that Landlord elects either (i) to terminate this Lease as to the space so affected as of the date so specified by Tenant, in which event Tenant will be relieved of all further obligations hereunder as to such space, or (ii) to grant, either conditionally or unconditionally, or to deny its consent to the proposed assignment or subletting, subject, however, to prior written approval of the proposed assignee or subtenant by Landlord. The consent of the Landlord shall not be unreasonably withheld. Tenant hereby acknowledges and agrees that, without limiting in any way other circumstances or factors under which Landlord could reasonably withhold consent to a proposed assignment or subletting, it shall be reasonable for Landlord to withhold consent where: (i) the use of the Leased Premises by such proposed assignee or subtenant would not be a Permitted Use; (ii) the financial resources or operating history of the proposed assignee or subtenant is not sufficient to assure that the proposed assignee or subtenant will be able to perform in a timely manner all of its obligations under this Lease or the proposed sublease, as applicable; (iii) the proposed assignee's or subtenant's use would involve the storage, use, treatment or disposal of

any Hazardous Material (except for Permitted Hazardous Materials transported, stored and used in accordance with the provisions of this Lease); (iv) the employees and invitees of the proposed assignee or sublessee would, in the opinion of Landlord, not be of appearance and demeanor consistent with the standards of appearance and demeanor then prevalent among other users of the Building; (v) the proposed assignee or sublessee does not intend itself to occupy the entire portion of the Leased Premises assigned or sublet; (vi) the proposed use by the proposed assignee or subtenant could cause the violation of any covenant or agreement of Landlord to any third party or would permit any other tenant to terminate its lease; (vii) the proposed subtenant or assignee then leases or occupies any other space in the Building; (viii) Landlord or Landlord's agent has shown space in the Project to the proposed assignee or sublessee or any of its Affiliates or Parent Entity or responded to any inquiries from any of them or their representatives or agents concerning availability of space in the Project, at any time within the preceding six (6) months; (ix) the proposed subletting or assignment would, when taken together with all previous sublettings then still in effect, materially increase the density of employees in the Leased Premises or the portion thereof subject to a sublease or materially increase the scope or usage of utilities and services required to be provided by Landlord under this Lease; (x) result in more than three (3) occupancies in the Leased Premises; (xi) Landlord otherwise determines that the proposed assignment or subletting would have the effect of decreasing the value of the Project or increasing the expenses associated with operating, maintaining and repairing the Project; (xii) in the case of a sublease, if the rent payable by the subtenant is less than the then prevailing rate being charged by Landlord for the lease of comparable space in the Building; or (xiii) the assignment or subletting would be in contravention of any provision in this Section 5.06.

(c) If Landlord fails to notify Tenant in writing of such election within said period, Landlord shall be deemed to have waived its option to terminate this Lease as to the space so affected as of the date so specified by Tenant, but written approval by Landlord of the proposed assignee or subtenant shall be required. Failure by Landlord to approve a proposed subtenant or assignee shall not cause a termination of this Lease, and the sole remedy of Tenant shall be an action for injunctive or declaratory relief.

(d) Any Assignment or Sublease Profit realized by Tenant under any such assignment or sublease shall be divided and paid as follows: fifty percent (50%) to Landlord and fifty percent (50%) to Tenant. In respect of a sublease (but not an assignment), "Assignment or Sublease Profit" shall mean any rent or other consideration realized by Tenant under such sublease in excess of the Gross Rent payable hereunder for the same period (prorated on a per square foot of Net Rentable Area basis, in the case of a subletting of less than all of the Leased Premises), after prorating on a calendar monthly basis over the term of sublease, and deducting the prorata amount from each of the payments to be made in respect of any calendar month under the sublease: (i) reasonable leasing commissions and legal fees paid to third parties in connection with the subletting; and (ii) costs incurred by Tenant in providing a necessary demising wall for the subtenant. In respect of an assignment (but not a sublease), "Assignment or Sublease Profit" shall mean any consideration realized by Tenant in connection with such assignment, after deducting: (i) reasonable leasing commissions and legal fees paid to third parties in connection with the assignment; and (ii) costs incurred by Tenant in performing Alterations or leasehold improvements for the assignee. The foregoing notwithstanding, if more than one (1) payment of Assignment or Sublease Profit is to be made in respect of an assignment, then the amount which would otherwise be deducted from a single payment shall instead be prorated over each payment of Assignment or Sublease Profit to be made in respect of the assignment and the prorata amount shall be deducted from each such sublease or assignment payment. If, in connection with any assignment or subletting, the consideration received by Tenant pertains both to the assignment or subletting and other assets or rights which Tenant is conveying or transferring to the assignee or subtenant, then in no event shall the portion of such consideration allocated to the assignment or sublease be less than that required to cause the assignee or subtenant to have paid an amount equal to the then Fair Market Rent for the portion of the Leased Premises subject to the assignment or subletting. Within ten (10) days following the end of any calendar month during which Tenant receives any payment of Assignment or Sublease Profit, Tenant

shall: (i) deliver to Landlord a copy of any instrument by which such payment was made, together with an accounting of any Assignment or Sublease Profit arising in connection with such payment of Assignment or Sublease Profit; and, (ii) pay to Landlord Landlord's share (as calculated in accordance with this Section 5.06(d)).

(e) Without limiting the other events which may constitute an assignment of this Lease, the following shall be deemed an assignment of this Lease: (i) the pledging, mortgaging or encumbering of Tenant's interest in this Lease, or the Leased Premises or any part thereof; (ii) any occupancy of all of the Leased Premises by any person, firm, partnership, or corporation, or any groups of persons, firms, partnerships, or corporations, or any combination thereof, other than Tenant; (iii) an assignment or transfer by operation of law; (iv) a transfer, in one or more transactions occurring within a period of twelve (12) months, whether by sale, assignment, bequest, inheritance, operation of law or other disposition or by subscription of twenty-five percent (25%) or more of the corporate shares of, or partnership or other interests in, Tenant; (v) the dissolution of Tenant, unless such dissolution is immediately followed by the reconstitution of a successor entity which continues the business of Tenant with substantially the same ownership of shares or constituent partnership interests as existed prior to such dissolution; or, (vi) the sale or other transfer or disposition of substantially all of the assets of Tenant. Without limiting the other events which may constitute a subletting, any occupancy of less than all of the Leased Premises by any person, firm, partnership, or corporation, or any groups of persons, firms, partnerships, or corporations, or any combination thereof, other than Tenant and its employees and business guests, shall be deemed a subletting of the Leased Premises.

(f) In any subletting undertaken by Tenant, Tenant shall diligently seek to obtain not less than Fair Market Rent for the space so sublet. In any assignment of this Lease in whole or in part, Tenant shall seek to obtain from the assignee consideration reflecting a value of not less than Fair Market Rent for the space subject to such assignment. Tenant shall provide to Landlord, upon Landlord's demand, true and correct executed copies of the documents constituting such sublease or assignment and any amendments thereof during the Term.

(g) The provisions of Sections 5.06(b), 5.06(d), 5.06(e), and 5.06(f) notwithstanding, Tenant may sublet the Leased Premises or any part thereof to an Affiliate or Parent Entity of Tenant without the necessity of obtaining the consent of Landlord. In the event that Tenant sublets the Leased Premises or any part thereof to an Affiliate or Parent Entity of Tenant in accordance with this Section 5.06(g), Tenant shall remain primarily liable with respect to its obligations under this Lease and, as to sublettings to Affiliates, Tenant shall remain the agent of the subtenant for the purposes of this Lease, with such agent being fully authorized to act for and bind the subtenant without the necessity of confirmation or ratification by such subtenant. Such agency shall be irrevocable and for the express benefit of Landlord, and Landlord may elect to disregard any notice or other communication purporting to revoke any such agency.

(h) The provisions of Sections 5.06(b), 5.06(d), 5.06(e), 5.06(f), 5.06(g) notwithstanding, Tenant shall have the right to assign this Lease and its rights and obligations hereunder, without the necessity of obtaining the consent of Landlord, to a Successor to Tenant, but only if such Successor, immediately following the conclusion of all of the transactions (the "Succession Transactions") undertaken in connection with the merger or other succession transaction, has a tangible net worth equal to, or greater than, the greater of (i) the tangible net worth of Tenant as of the date of this Lease; or, (ii) the tangible net worth of Tenant immediately prior to the commencement of the Succession Transactions. The right of Tenant to make such an assignment without the consent of Landlord shall be conditioned upon there not existing hereunder at the time of such assignment any monetary Event of Default on the part of Tenant under this Lease and there not then existing any event or condition which, with the giving of notice or the passage of time or both, would constitute a monetary Event of Default by Tenant under this Lease.

(i) No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease. Any assignment or subletting that conflicts with the provisions hereof shall be void. No consent by Landlord to any subletting or assignment shall constitute a consent to any other assignment

or subletting nor shall it constitute a waiver of any of the provisions of this Section 5.06 as they apply to any such future sublettings or assignments. In no event shall Tenant assign this Lease or enter into any sublease, license, concession or other agreement for use, occupancy or utilization of any part of the Leased Premises which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the Leased Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of gross receipts or sales), and Tenant agrees that all assignments, subleases, licenses, concessions or other agreements for use, occupancy or utilization of any part of the Leased Premises shall provide that no subtenant or assignee of Tenant may further sublease or assign the Lease and any such purported assignment, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Leased Premises.

(j) Any assignee shall assume in writing, for the express benefit of Landlord, all of the obligations of Tenant under this Lease, provided that no such assumption shall be deemed a novation or other release of the prior Tenant. Following any assignment, the obligations for which the prior Tenant remains liable under this Lease shall include, without limitation, any obligations arising in connection with any amendments to this Lease executed by Landlord and the assignee, whether or not such amendments are made with knowledge or consent of the prior Tenant.

(k) If this Lease is assigned, whether or not in violation of the terms of this Lease, Landlord may collect Rent from the assignee. If the Leased Premises or any part thereof is sublet, Landlord may, upon any failure by Tenant to perform its obligations hereunder, collect Rent from the subtenant. In either event, Landlord may apply the amount collected from the assignee or subtenant to Tenant's monetary obligations hereunder. Collecting Rent from the assignee or subtenant or applying that Rent to Tenant's monetary obligations shall not be deemed to be an acceptance of the assignee or subtenant as a direct tenant of Landlord nor a waiver of any provision of this Section 5.06 nor an assumption by Landlord of any obligation of Tenant or any other party as an assignor or sublessor to such assignee or subtenant.

(l) Tenant shall not enter into any subletting or assignment of this Lease until after the Term Commencement Date has occurred.

(m) Any improvements, additions, or alterations to the Building or the Project that are required by any law, ordinance, rule or regulation, or are deemed necessary or appropriate by Landlord as a result of any subletting or assignment hereunder, shall be installed and provided without cost or expense to Landlord. Landlord may condition its consent to any proposed subtenant or assignee on the construction of improvements deemed necessary or appropriate by Landlord by reason of the subletting or assignment.

(n) Landlord may hire outside consultants to review all assignment and subletting documents and information. Tenant shall reimburse Landlord for the cost thereof, including reasonable attorneys' fees, on demand.

(o) Without liability to Tenant, Landlord shall have the right to offer and to lease space in the Building, or in any other property, to any party, including without limitation parties with whom Tenant is negotiating, or with whom Tenant desires to negotiate, concerning assignment or subletting the Leased Premises, or any portion thereof.

5.07. Alterations, Additions, Improvements.

(a) Tenant shall not make or allow to be made any alterations, additions or improvements in or to the Leased Premises (collectively, "Alterations") without obtaining the prior written consent of Landlord. Landlord's consent shall not be unreasonably withheld with respect to proposed Alterations that (i) comply with all applicable laws, ordinances, rules and regulations, (ii) are compatible with the Building and its mechanical, electrical, heating, ventilation and air conditioning and life safety systems; (iii) will not interfere with the use and occupancy of any other portion of the Building by any other tenant or their invitees; (iv) do not affect the structural portions of the Building; and, (v) do

not and will not, whether alone or taken together with other improvements, require the construction of any other improvements or alterations within the Building. In determining whether or not to consent to proposed Alterations, Landlord shall have the right (without limitation) to review plans and specifications for proposed Alterations, construction means and methods, the identity of any contractor or subcontractor to be employed on the work of Alterations, and the time for performance of such work. Without limiting the other grounds upon which Landlord may refuse to approve any contractor or subcontractor, Landlord may take into account the desirability of maintaining harmonious labor relations at the Project. Landlord may also require that all life safety related work be performed by the life safety contractor for the Building. Tenant shall supply to Landlord any documents and information requested by Landlord in connection with the exercise of its rights hereunder. Upon completion of any Alteration, Tenant shall provide Landlord, at Tenant's expense, with a complete set of plans in reproducible form and specifications reflecting the actual conditions of the Tenant Improvements as affected by the Alteration, together with an electronic copy of such plans in the AutoCAD format or such other format as may then be in common use for computer assisted design purposes. Landlord may hire outside consultants to review such documents and information and Tenant shall reimburse Landlord for the cost thereof, including reasonable attorneys' fees, upon demand. All Alterations permitted hereunder shall be made and performed by Tenant, without cost or expense to Landlord, in a diligent and first-class workmanlike manner and in accordance with plans and specifications approved by Landlord, and shall comply with all laws, ordinances, orders, rules and regulations and Landlord's construction procedures and requirements for the Project (including, without limitation, Landlord's requirements relating to insurance). At Landlord's election, the Alterations permitted hereunder may be made and performed by Landlord, without cost or expense to Landlord. Tenant shall pay Landlord, upon completion of any Alteration, a reasonable fee for Landlord's supervision and administration of the installation thereof; provided, however, that such fee shall not be deemed to be "income" for purposes of calculating management cost recovery under Section 3.06(a)(6). The obligations of the parties with respect to removal of Alterations shall be controlled by Section 5.18.

(b) Anything to the contrary set forth in Section 5.07(a) above notwithstanding, upon Tenant's written request expressly referring to this Section 5.07(b), Tenant may request (at any time following mutual execution and delivery of this Lease) that Landlord inform Tenant in writing whether or not Landlord will require that Tenant remove any Alteration or item of Tenant Extra Improvement at the expiration or earlier termination of this Lease and restore the Leased Premises to their condition prior to the making of such Alteration or item of Tenant Extra Improvement, and Landlord shall so inform Tenant thereof within five (5) business days of receipt of Tenant's written request and all other information reasonably requested by Landlord in connection with the making of such determination. The foregoing notwithstanding, Tenant's Delay shall not include any actual delay in Substantial Completion of the Leased Premises to the extent such delay is due solely to the failure of Landlord to so inform Tenant within five (5) business days of receipt of Tenant's written request and all other information reasonably requested by Landlord in connection with the making of such determination. The other provisions of this Section 5.07(b) notwithstanding, Tenant shall not be required to so remove: (i) any item of Tenant Extra Improvement which exists in the Leased Premises as of the date of this Lease; (ii) any item of Tenant Extra Improvement or any Alteration which is constructed or installed in the Leased Premises on or following the date of this Lease, but only to the extent consisting of standard and customary commercial office improvements which do not (A) identify Tenant or relate specifically to Tenant's particular business or identity and (B) consist or constitute a part of a stairwell, raised floor, vault or safe; or (iii) any item of Building Standard Improvement which exists in the Leased Premises, whether or not as of the date of this Lease or after the date of this Lease.

(c) If Tenant performs any Alterations permitted under this Section 5.07, Tenant shall, in addition to complying with the provisions of this Section 5.07, perform such Alterations in a manner that avoids disturbing any asbestos containing materials present in the Building. If asbestos containing materials are likely to be disturbed in the course of such work, Tenant shall encapsulate or

remove the asbestos containing materials in accordance with an asbestos-removal plan approved by Landlord and otherwise in accordance with all applicable laws.

5.08. Liens. Tenant shall keep the Leased Premises and the Project free from any liens arising out of any (i) work performed or material furnished to or for the Leased Premises, and (ii) obligations incurred by or for Tenant or any person claiming through or under Tenant. Tenant shall, within ten (10) days following the imposition of any such lien, cause such lien to be released of record by payment or posting of a bond fully satisfactory to Landlord in form and substance. Landlord shall have the right at all times to post and keep posted on the Leased Premises any notices permitted or required by law, or that Landlord shall deem proper for the protection of Landlord, the Leased Premises, the Project and any other party having an interest therein, from mechanics', materialmen's and other liens. In addition to all other requirements contained in this Lease, Tenant shall give to Landlord at least ten (10) business days prior written notice before commencement of any construction on the Leased Premises.

5.09. Compliance with Laws and Insurance Standards.

(a) Tenant shall comply with all laws, ordinances, orders, rules and regulations (state, federal, municipal or promulgated by other agencies or bodies having or claiming jurisdiction) related to the use, improvement, condition or occupancy of the Leased Premises and all improvements located therein, regardless of when they become effective, including, without limitation, all applicable federal, state and local laws, regulations or ordinances pertaining to air and water quality, Hazardous Materials, waste disposal, air emissions and other environmental matters and including, without limitation, the Americans with Disabilities Act of 1990. Tenant shall immediately deliver to Landlord a copy of any notices received from any governmental agency in connection with the Leased Premises. It is the intention of Tenant and Landlord that the obligations of Tenant under this Section 5.09 shall apply irrespective of the scope of work required to achieve such compliance. Tenant's obligations under this Section and Section 5.04 or either of them shall include, without limitation, the responsibility of Tenant to make substantial repairs, improvements or Alterations to the extent provided above, regardless of, among other factors, the relationship of the cost of curative action to the Rent under this Lease, the length of the then remaining Term hereof, the relative benefit of the repairs to Tenant or Landlord, the degree to which the curative action may interfere with Tenant's use or enjoyment of the Leased Premises, or the likelihood that the parties contemplated the particular law involved. Tenant waives any rights now or hereafter conferred upon it by any existing or future law to terminate this Lease or to receive any abatement, diminution, reduction or suspension of payment of Rent by reason of the obligations of Tenant under this Section 5.09. In no event, however, shall Tenant be responsible for any structural upgrade required to be made to the Leased Premises, except to the extent that the requirement of such upgrade is imposed due to the use of the Leased Premises by Tenant or any Alteration made or proposed to be made by Tenant.

(b) Tenant shall promptly cure and satisfy all Hazardous Materials claims arising out of or by reason of the activities or businesses of Tenant, its subtenants, or the agents, contractors, businesses or employees of Tenant or any subtenant. Tenant shall not do anything or permit anything to be done in the Leased Premises which creates, requires or causes imposition of any requirement by any public authority for structural or other upgrading of or improvement to the Project.

(c) Tenant shall not occupy or use, or permit any portion of the Leased Premises to be occupied or used, for any business or purpose that is disreputable or productive of fire hazard, or permit anything to be done that would increase the rate of fire or other insurance coverage on the Project and/or its contents. If Tenant does or permits anything to be done that shall increase the cost of any insurance policy required to be carried hereunder, then Tenant shall reimburse Landlord, upon demand, for any such additional premiums. Landlord shall deliver to Tenant a written statement setting forth the amount of any such insurance cost increase and showing in reasonable detail the manner in which it has been computed.

5.10. Entry for Repairs, Inspection, Posting Notices, etc. After reasonable notice (except in the event of emergencies, to supply Basic Services or to supply any extra service referred to in Section 4.02 above, where no such notice shall be required), Landlord, its agents and representatives, shall have the right to enter the Leased Premises to inspect the same, to clean, to perform such work as may be permitted or required hereunder, to make repairs to or alterations of the Project or other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord's interest in the Project or to exhibit the Leased Premises to prospective tenants, purchasers, encumbrancers or others, or for any other purpose as Landlord may deem necessary or desirable; provided, however, that Landlord shall not unreasonably interfere with Tenant's business operations. Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry.

5.11. No Nuisance. Tenant shall conduct its business and control its agents, employees, invitees and visitors without creating any nuisance, or interfering with, annoying, endangering or disturbing any other tenant or Landlord in its operation of the Project. Tenant shall not place any loads upon the floor, walls or ceiling of the Leased Premises that exceed the design load limitations of the Building or which otherwise endanger the structure nor place any harmful liquids or Hazardous Material in the drainage system of the Building. Tenant shall not permit any vibration, noise or odor to escape from the Leased Premises and shall not do or permit anything to be done within the Leased Premises which would adversely affect the quality of the air in the Building.

5.12. Subordination.

(a) Tenant agrees that this Lease and the rights of Tenant hereunder are subject and subordinate to any first lien mortgage or deed of trust which now or in the future encumbers the Project (each such mortgage or deed of trust, a "Mortgage") and to any and all advances made thereunder, and interest thereon, and all modifications, renewals, supplements, consolidations and replacements thereof. Tenant agrees, however, that the holder of or beneficiary under a Mortgage (each such holder or beneficiary, a "Mortgage Lender") may at its option upon written notice to Tenant, unilaterally elect to subordinate, in whole or in part, by an instrument in form and substance satisfactory to such Mortgage Lender, the lien of such Mortgage to this Lease so that this Lease shall then become superior, in whole or in part, to such Mortgage. In such case, Tenant agrees to execute promptly and to deliver to Landlord or such Mortgage Lender any such subordination instrument or instruments requested by such Mortgage Lender and agrees that if it fails or refuses to do so within fifteen (15) days after written request therefor by Landlord or such Mortgage Lender, such failure or refusal shall constitute an Event of Default by Tenant under this Lease, but such failure or refusal shall in no way affect the validity or enforceability of any such subordination made by such Mortgage Lender.

(b) In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any Mortgage made by Landlord encumbering the Project, or in the event of any conveyance in lieu of foreclosure thereof, Tenant shall attorn to the purchaser (including Mortgage Lender or any designee of Mortgage Lender) upon any such foreclosure, sale or conveyance in lieu of foreclosure and recognize such purchaser as Tenant's landlord under this Lease or, at the option of such purchaser, Tenant will execute a new lease with such purchaser on the same terms and conditions as are contained in this Lease.

(c) Any Mortgage Lender or any successor in interest to any Mortgage Lender shall not be: (i) bound by any payment of Gross Rent for more than one (1) month in advance, (ii) liable for, or subject to, any damages or offset for any default or act or omission by a predecessor landlord, (iii) bound by any termination or assignment of this Lease except strictly in accordance with the terms of this Lease and the Mortgage, or (iv) bound by any unperformed construction obligation or other default by any predecessor landlord, provided that, after such Mortgage Lender or successor succeeds to the interest of Landlord under the Lease, such Mortgage Lender or successor shall remedy any curable, non-monetary defaults of a continuing nature within a reasonable time following the acquisition by any such party of

title to the Project. Except as specifically provided in the preceding sentence, nothing herein contained shall be deemed to impose upon the person or party succeeding to the interest of Landlord as a result of the enforcement of such Mortgage by any Mortgage Lender, any obligation for defaults on the part of Landlord, and any person or party succeeding to possession of the Project as a successor to Landlord shall be subject to Landlord's obligations hereunder only during the period of such persons' or party's ownership, such person or party to have the benefit of Sections 4.05, 5.14, 5.15 and 7.17. Within ten (10) days of a written request from Landlord or Mortgage Lender, Tenant shall execute, acknowledge and return to Landlord a subordination, nondisturbance and attornment agreement with Mortgage Lender in such form as Landlord and/or such Mortgage Lender may then require.

(d) With reference to any assignment of this Lease and/or the rents payable hereunder, whether as security or absolute, in connection with financing on all or part of the Project, Tenant agrees that Mortgage Lender, as the holder of any Mortgage or other instrument so assigning Landlord's interest in the Lease and/or the rents therefrom in connection with such financing, shall never be treated as a mortgagee in possession or be liable for any obligations of Landlord, even if Mortgage Lender shall have commenced collecting rents hereunder, until such time as Mortgage Lender shall have obtained actual legal title to or actual physical possession of the Project.

5.13. Estoppel Certificate. Within ten (10) days of a written request from Landlord, Tenant shall execute estoppel certificates addressed to (i) any mortgagee or prospective mortgagee of Landlord or, (ii) any purchaser or prospective purchaser of all or any portion of, or interest in, the Project, on a form specified by Landlord, certifying as to such facts (if true) and agreeing to such notice provisions and other matters as such mortgagee(s) or purchaser(s) may reasonably require; provided, however, that in no event shall any such estoppel certificate require an amendment of the provisions hereof, although Tenant shall be bound by the statements made in such certificate. In the event that Tenant fails or refuses to deliver such an estoppel certificate to Landlord within ten (10) days of a written request from Landlord, then Landlord may give to Tenant a second notice, reiterating the request that Tenant execute an estoppel certificate in the form specified by Landlord and stating that, if Tenant fails to do so within five (5) days of the receipt by Tenant of such second notice from Landlord, Tenant shall be deemed to be bound by the statements set forth in the form of certificate which Landlord requested that Tenant deliver. In the event that Tenant fails to deliver an estoppel certificate in the form specified by Landlord within five (5) days of the receipt by Tenant of such second notice from Landlord: (i) Tenant shall conclusively be deemed, without exception, to have acknowledged the correctness of the statements set forth in the form of certificate which Landlord requested that Tenant deliver, and Tenant shall be estopped from denying the correctness of each such statement, such that a mortgagee or purchaser may rely on the correctness of the statements in such form of certificate, as if made and certified by Tenant; and, (ii) such failure shall, at the sole option of Landlord and without the necessity of further notice to Tenant, constitute an Event of Default under this Lease.

5.14. Security Deposit. Concurrently with execution hereof, Tenant has paid to Landlord the Security Deposit as security for the full and faithful performance of Tenant's obligations under this Lease and for the payment of any damages incurred by Landlord as a result of an Event of Default or breach hereunder (including, without limitation, amounts which Landlord may be entitled to recover pursuant to the provisions of Sections 1951.2 or 1951.4 of the California Civil Code); provided, however, that the Security Deposit is not an advance rent deposit or an advance payment of any other kind, nor a measure of Landlord's damages upon Tenant's default. Landlord shall have no obligation to segregate the Security Deposit from its general funds. Landlord shall place the Security Deposit in an interest bearing account (which also may contain Landlord's general funds) and any accrued interest attributable to the Security Deposit shall be a part of the Security Deposit for purposes of this Lease; provided, however, that Landlord shall not be obligated to obtain any particular rate of interest and Landlord does not guaranty that any particular rate of interest will be earned. Landlord may in its sole discretion (but shall not be required to) use the Security Deposit or any portion thereof to cure any failure by Tenant to perform any

of its covenants or obligations hereunder or to compensate Landlord for any damage Landlord incurs as a result of Tenant's failure to perform any of its covenants or obligations hereunder, it being understood that any use of the Security Deposit shall not constitute a bar or defense to any of Landlord's remedies under this Lease or at law. In such event and with five (5) days of written notice from Landlord to Tenant specifying the amount of the Security Deposit so utilized by Landlord and the particular purpose for which such amount was applied, Tenant shall immediately deposit with Landlord an amount sufficient to return the Security Deposit to an amount equal to one hundred ten percent (110%) of the amount specified in the Basic Lease Information Sheet as the same may have been increased by prior applications of this Section 5.14. Tenant's failure to make such payment to Landlord within five (5) days of Landlord's notice shall constitute an Event of Default under this Lease without the necessity of further notice, and Tenant hereby acknowledges that attachment will be a proper remedy by which Landlord may seek to recover the amount which Tenant has then failed to pay. Following the expiration or termination of this Lease, Landlord shall return to Tenant the Security Deposit or the balance thereof then held by Landlord; provided, however, that: (i) Landlord shall not be obligated to return the Security Deposit or any part thereof until all breaches by Tenant of its obligations under this Lease have been cured and all damages which Landlord may suffer in connection with any such breach have been ascertained in amount and paid in full, including both future rents and damages under Section 1951.2 of the California Civil Code; (ii) in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder; and (iii) Tenant hereby waives any rights which it may now or hereafter have under Section 1950.7 of the California Civil Code. If Landlord conveys or transfers its interest in the Leased Premises, and as a part of such conveyance or transfer, assigns its interest in this Lease and Security Deposit, or any portion thereof not previously applied, the Security Deposit shall be transferred to Landlord's successor and Landlord shall be released and discharged from any further liability to Tenant with respect to such Security Deposit. If Tenant has assigned its interest in this Lease, Landlord shall return that portion of the Security Deposit, if any, which would have been returned to Tenant to the assignee instead of to Tenant, and Landlord shall be released of all liability to Tenant in connection with the Security Deposit. In no event shall any mortgagee or beneficiary under a mortgage or deed of trust encumbering all or any portion of the Project, or any purchaser of all or any portion of the Project at a public or private foreclosure sale or exercise of a power of sale under such mortgage or deed of trust, have any liability or obligation whatsoever to Tenant or Tenant's successors or assigns for the return of all or any part of the Security Deposit in the event any such mortgagee, beneficiary or purchaser becomes a mortgagee in possession or succeeds to the interest of Landlord under this Lease unless, and then only to the extent that, such mortgagee, beneficiary or purchaser has received all or any part of the Security Deposit.

5.15. Tenant's Remedies. Tenant shall look solely to Landlord's interest in the Project for recovery of any judgment from Landlord. Landlord, or if Landlord is a partnership, its partners whether general or limited, or if Landlord is a limited liability company, its members, managers or officers, or if Landlord is a corporation, its directors, officers or shareholders, shall never be personally liable for any such judgment. Any lien obtained to enforce any such judgment and any levy of execution thereon shall be subject and subordinate to any lien, mortgage or deed of trust to which Section 5.12 applies or may apply.

5.16. Rules and Regulations. Tenant shall comply with the Rules and Regulations for the Project attached as Exhibit C and such amendments thereto as Landlord may adopt from time to time with prior notice to Tenant. Tenant acknowledges that the rules and regulations applicable to other tenants of the Project may not be the same as those applicable to Tenant, and Landlord shall not be liable to Tenant for or in connection with the failure of any other tenant of the Building to comply with any rules and regulations applicable to such other tenant under its lease.

5.17. Prohibition and Indemnity with Respect to Hazardous Material. Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Leased Premises by Tenant, its agents, employees, contractors or invitees without the prior written consent of Landlord (which may be granted, conditioned or withheld in the sole discretion of Landlord), save and except only for Permitted Hazardous Materials, which Tenant may bring, store and use in reasonable quantities for their intended use in the Leased Premises, but only in full compliance with all applicable laws, ordinances, orders, rules and regulations. On or before the expiration or earlier termination of this Lease, Tenant shall remove from the Leased Premises all Hazardous Materials (including, without limitation, Permitted Hazardous Materials), regardless of whether such Hazardous Materials are present in concentrations which require removal under applicable laws, except to the extent that such Hazardous Materials were present in the Leased Premises as of the Term Commencement Date and were not brought onto the Leased Premises by Tenant or its agents, employees or contractors. Tenant shall immediately advise Landlord in writing of (a) any and all enforcement, clean-up, remedial, removal, restoration or other governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials Laws relating to any Hazardous Material affecting the Leased Premises; and (b) all claims made or threatened by any third party against Tenant, Landlord, the Leased Premises or the Project relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Material on or about the Leased Premises. Without Landlord's prior written consent, Tenant shall not take any remedial action or enter into any agreements or settlements in response to the presence of any Hazardous Materials in, on, or about the Leased Premises. If Tenant breaches the obligations stated in this Section, or if contamination of the Leased Premises by Hazardous Material occurs for which Tenant is legally liable to Landlord for damage resulting therefrom, or if Tenant's activities or those of its contractors, agents, employees, businesses (or those of its subtenants) result in or cause a Hazardous Materials Claim, then Tenant shall indemnify, defend, protect and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Leased Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Leased Premises, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorneys' fees, consultants' fees and experts' fees) which arise during or after the Term of this Lease as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Leased Premises. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

5.18. Surrender of Premises on Termination. On or before the ninetieth (90th) day preceding the Term Expiration Date, Tenant shall notify Landlord in writing of the precise date upon which Tenant plans to surrender the Leased Premises to Landlord, but neither the lack of such notice nor any failure by Landlord to protest the lack of such notice by Tenant shall be construed as an extension of the Term or as a consent by Landlord to any holding over by Tenant. On expiration of the Term, Tenant shall quit and surrender the Leased Premises to Landlord, broom clean, in good order, condition and repair as required by Section 5.04, with all of Tenant's movable equipment, telecommunications and data equipment and wiring, furniture, trade fixtures and other personal property removed therefrom. Tenant shall reimburse Landlord upon the expiration or earlier termination of the Term of this Lease for the reasonable cost of removing all telecommunications and data cabling installed in the Leased Premises by, or for the use of, Tenant. Unless Tenant has obtained Landlord's agreement in writing that it can remove an Alteration or item of Tenant Improvements, or unless Landlord has elected to require that all or certain Alterations or Tenant Extra Improvements be removed by Tenant, all Alterations and Tenant Improvements shall be surrendered with the Leased Premises in good condition and repair, subject to reasonable wear and tear (but only to an extent consistent with the Leased Premises remaining in good condition and repair) and casualty damage that is not required to be repaired by Tenant hereunder. Any

property of Tenant not removed hereunder shall be deemed, at Landlord's option, to be abandoned by Tenant and Landlord may store such property in Tenant's name at Tenant's expense, and/or dispose of the same in any manner permitted by law. If Landlord desires to have the Leased Premises, or any part or parts thereof, restored to a condition that existed prior to installation of any Tenant Extra Improvements or to their condition prior to making any Alteration thereto, Landlord shall so notify Tenant in writing not later than sixty (60) days prior to the expiration of the Term; and upon receipt of such notice, Tenant shall, at Tenant's sole cost and expense, so restore the Leased Premises, or such part or parts thereof, before the end of the Term; provided, however, that if Tenant had requested in accordance with Section 5.07(b) that Landlord advise Tenant whether Landlord will require the removal of a particular Alteration or item of Tenant Extra Improvement at the expiration or earlier termination of this Lease, and Landlord failed to comply with the provisions of Section 5.07(b) in requiring Tenant to so remove such Alteration or item of Tenant Extra Improvement, then Landlord shall not require that Tenant so remove such Alteration or item of Tenant Extra Improvement; provided, further, that Tenant shall not be required to so remove: (i) any item of Tenant Extra Improvement which exists in the Leased Premises as of the date of this Lease; (ii) any item of Tenant Extra Improvement or any Alteration which is constructed or installed in the Leased Premises on or following the date of this Lease, but only to the extent consisting of standard and customary commercial office improvements which do not (A) identify Tenant or relate specifically to Tenant's particular business or identity and (B) consist or constitute a part of a stairwell, raised floor, vault or safe; or (iii) any item of Building Standard Improvement which exists in the Leased Premises, whether or not as of the date of this Lease or after the date of this Lease. Tenant shall repair at its sole cost and expense, all damage caused to the Leased Premises or the Project by removal of Tenant's movable equipment or furniture and such Tenant Improvements and Alterations as Tenant shall be allowed or required to remove from the Leased Premises by Landlord. If the Leased Premises are not surrendered as of the end of the Term in the manner and condition herein specified, then: (i) Landlord may, after five (5) days written notice to Tenant, perform the obligations which Tenant failed to perform, and Tenant shall reimburse Landlord for all expenses incurred by Landlord in performing such obligations, such reimbursement to be made within ten (10) days of the receipt by Tenant of a written request from Landlord for such reimbursement, accompanied by reasonable evidence of the expenses incurred by Landlord; and, (ii) Tenant shall indemnify, defend, protect and hold Landlord harmless against all loss, liability, claim, cost or expense (including attorneys' fees) resulting from or caused by Tenant's delay or failure in so surrendering the Leased Premises, including, without limitation, any claims made by any succeeding tenant due to such delay or failure. Tenant acknowledges that Landlord will be attempting to lease the Leased Premises with any such lease to be effective upon expiration of the Term, and failure to surrender the Leased Premises could cause Landlord to incur liability to such successor tenant for which Tenant shall be responsible hereunder to the full extent thereof.

5.19. Exterior Signage.

(a) Tenant shall, in accordance with the Building standard exterior signage program, have the right to install, and thereafter to operate and maintain, two (2) exterior signs (collectively, "Tenant's Exterior Sign") displaying Tenant's trade name of a size and in a location to be approved by Landlord and the City of Emeryville. Landlord shall have the right to approve the plans and specifications for installing Tenant's Exterior Sign (which plans and specifications shall depict the appearance of Tenant's Exterior Sign), construction means and methods, the identity of any contractor or subcontractor to be employed on the work of installing Tenant's Exterior Sign, and the time for performance of such work. Without limiting the other grounds upon which Landlord may refuse to approve any contractor or subcontractor, Landlord may take into account the desirability of maintaining harmonious labor relations at the Project. Tenant shall supply to Landlord any documents and information requested by Landlord in connection with the exercise of its rights hereunder. Landlord shall provide a written consent (which consent shall not be unreasonably withheld, conditioned or delayed, although Landlord may take aesthetic considerations into account in such decision), or non-consent stating the reasons for such non-consent, within fifteen (15) days of receiving written request from Tenant

and all documents reasonably required by Landlord in connection with its review. The installation of Tenant's Exterior Sign shall otherwise be performed in accordance with the provisions of Section 5.07.

(b) For the purposes of this Lease, Tenant's Exterior Sign shall include, without limitation: (i) all power connections and lines; (ii) all illumination sources; (iii) all switches and other control equipment for the illumination sources; and (iv) all mountings. Landlord shall have no obligation to Tenant with respect to the adequacy or condition of the Building or the Project for the purposes of Tenant's Exterior Sign, and Landlord has not made any warranty or representation of any kind to Tenant regarding the condition of the Building or the Project for Tenant's Exterior Sign or otherwise.

(c) Tenant shall, in good faith, use its best efforts to obtain all the necessary approvals from the applicable governing authorities in the City of Emeryville required in connection with the installation, operation and maintenance of Tenant's Exterior Sign (collectively, the "Necessary Approvals"). Tenant shall keep Landlord reasonably informed of the progress and status of the obtaining of the Necessary Approvals and Tenant's efforts with respect thereto, including, without limitation, by providing Landlord with copies of any written communications between Tenant and the City of Emeryville with respect thereto. Landlord shall have the right (but not the obligation) to contact appropriate representatives of the City of Emeryville with respect to Tenant's Exterior Sign and the Necessary Approvals and to propose solutions to issues raised by the City of Emeryville. Provided that Tenant complies with and continues to comply with its obligations under this Section 5.19(c), then: (i) within fifteen (15) business days of the date (the "Disapproval Date"), if any, that Tenant or Landlord receives a written notice from the City of Emeryville stating that the City of Emeryville is unwilling to provide the Necessary Approvals with respect to exterior signage in any shape or form, Landlord shall refund to Tenant Base Rent actually paid by Tenant as of the day immediately preceding the Disapproval Date in an amount not to exceed Five Thousand and No/100ths Dollars ($5,000.00) per month in the aggregate; and (ii) commencing as of the later of (A) the first day of the Sixth Lease Month or (B) the Disapproval Date, and continuing to and including the day immediately preceding the date the City of Emeryville reverses its previous determination by providing the Necessary Approvals with respect to exterior signage that complies with requirements or conditions imposed by the City of Emeryville, Landlord shall provide Tenant a credit against Base Rent due hereunder in an amount not to exceed Five Thousand and No/100ths Dollars ($5,000.00) per month.

(d) Notwithstanding anything to the contrary contained in this Lease and in addition to the repair obligations of Tenant set forth in Section 5.04 above, any and all maintenance and repair relating to Tenant's Exterior Sign shall be the sole responsibility of Tenant including, without limitation: (i) ensuring all penetrations of the exterior of the Project related to Tenant's Exterior Sign remain "watertight/waterproof" meaning that no portions of Tenant's Exterior Sign cause or permit any water to penetrate or damage any portion of the Project, (ii) cleaning Tenant's Exterior Sign whenever necessary in order to ensure that its appearance complies with the "Class-A" nature of the Project (as determined by Landlord in its reasonable discretion), (iii) maintaining all illumination related to Tenant's Exterior Sign in full operating condition, (iv) promptly repairing any cracks in or other damage to the exterior façade of the Project caused by Tenant's Exterior Sign (as determined by Landlord in its reasonable discretion), (v) any necessary measures to prevent or abate the presence of birds which may congregate on or around Tenant's Exterior Sign (as determined in Landlord's reasonable discretion), and (vi) any other repair or maintenance to Project that Landlord reasonably determines necessary due to the installation, existence, or removal of Tenant's Exterior Sign. Tenant shall promptly perform such maintenance and repair obligations in a good and workmanlike manner, such that Tenant's Exterior Sign appears and operates at all times in the manner intended at the time it was designed and installed.

(e) Notwithstanding anything to the contrary contained in this Lease, Tenant shall, prior to the expiration or earlier termination of this Lease, or prior to the date the tenant under this Lease is no longer NetSol Technologies, Inc., a Nevada corporation ("Named Tenant"), whichever is earlier, and at Tenant's sole cost and expense, remove Tenant's Exterior Sign and restore any portion(s) of the Building or Project impacted by Tenant's Exterior Sign (as determined by Landlord in its reasonable discretion) to the condition of such portion(s) of the Building or Project which existed prior to the

Landlord Tenant

installation of Tenant's Exterior Sign. If any patching of holes or other cosmetic blemishes relating to Tenant's Exterior Sign are visible in the reasonable opinion of Landlord (including, without limitation, discoloration of the exterior façade materials of the Building) following such removal by Tenant, Landlord may require that the underlying façade materials be replaced with new materials consistent in color, appearance and texture to the original façade materials.

(f) All costs pertaining to the design, installation, operation, maintenance, repair and removal of Tenant's Exterior Sign or any part thereof shall be paid by Tenant when due. The provisions of this Lease pertaining to mechanic's liens shall apply to Tenant's Exterior Sign. For purposes hereof, the cost of Tenant's Exterior Sign shall include, without limitation, all building permit fees, payments to design consultants for services and disbursements, all preparatory work, premiums for insurance and bonds, general conditions, such inspection fees as Landlord may incur, reimbursement to Landlord for permit, inspection and other fees Landlord may incur that are fairly attributable to Tenant's Exterior Sign, the cost of preparing as-built drawings, and the cost of installing any additional electrical capacity

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Landlord

Tenant

required by Tenant. Tenant shall insure Tenant's Exterior Sign pursuant to the provisions of Section 7.03(a) in the same manner and to the same extent as the Tenant Extra Improvements.

(g) Notwithstanding anything to the contrary contained in this Lease, Landlord shall have the right, but not the obligation, to perform any of the obligations of Tenant set forth in this Section 5.19 on Tenant's behalf, if, after ten (10) days following the delivery of written notice to Tenant of the necessity of any work or obligation set forth herein, Tenant has not caused the commencement of such work or fulfillment of such obligation (or if the completion of such work or fulfillment of such obligation has commenced but ceases to be diligently pursued by Tenant). Tenant shall promptly pay all of Landlord's costs and expenses related to any such work plus an administration fee of fifteen percent (15%) of such costs and expenses for Landlord's supervision and coordination of such work. Tenant shall pay such costs and expenses to Landlord within fifteen (15) days after the receipt of reasonably detailed invoice therefor from Landlord, together with reasonable evidence of the amounts incurred and paid by Landlord for such purposes. Such costs and fee shall constitute a part of the Rent due under this Lease and shall be in addition to all other Rent, and Landlord shall have the same rights and remedies with respect to any failure to pay them as herein required which Landlord would have with respect to any other failure to pay Rent when due.

(h) Notwithstanding anything to the contrary contained herein, Tenant's rights under this Section 5.19 are personal to Named Tenant, and shall not be assigned or assignable, in whole or in part to, any other party. Any assignment or other transfer of such rights by Named Tenant shall be void and of no force or effect. Without limiting the generality of the foregoing, no sublessee of the Leased Premises shall be permitted to exercise the rights granted to Named Tenant under this Section 5.19.

ARTICLE 6.
Condition And Operation Of The Building

6.01. Exhibit B Controls. Landlord's entire obligation with respect to the condition of the Leased Premises, its suitability for Tenant's uses and the improvement requirements with respect thereto shall be as stated in Exhibit B, provided, however, that Landlord shall deliver possession of the Leased Premises to Tenant with the Building's systems serving the Leased Premises (including, without limitation, the Building's HVAC, electrical, mechanical and plumbing systems) in good working order and condition as of the Term Commencement Date. Landlord shall have no other obligation of any kind or character, express or implied, with respect to the design or condition of the Leased Premises, Building or Project or the suitability thereof for Tenant's purposes, and Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to such matters.

6.02. Alteration of Building. Landlord may, at any time and from time to time: (i) make alterations, structural modifications, seismic modifications or additions to the Building (including the addition of lightwells); (ii) change, add to, eliminate or reduce the extent, size, shape or configuration of any aspect of the Building or other part of the Project or its operations; (iii) change the arrangement, character, use or location of corridors, stairs, toilets, mechanical, plumbing, electrical or other operating systems or any other parts of the Building; and (iv) change the name, number or designation by which the Building or the Project is commonly known. None of the foregoing acts shall be deemed an actual or constructive eviction of Tenant, shall entitle Tenant to any reduction of Rent or shall result in any liability of Landlord to Tenant. Landlord shall have the exclusive rights to the airspace above and around, and the subsurface below, the Leased Premises and other portions of the Building, and, subject to the rights of Tenant specified in this Lease as to the non-exclusive use of certain portions of the Common Areas, Landlord shall have the sole and exclusive right to possession and control of all portions of the Building outside of the Leased Premises, including, without limitation, the exclusive right to use, or permit others to use, the exterior walls, roofs and other such areas for signs or notices or for any other purposes.

ARTICLE 7.
Casualty, Eminent Domain And Miscellaneous Matters

7.01. Landlord's Property Insurance. Landlord shall maintain, or cause to be maintained, a policy or policies of insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing, insuring the Project against loss or damage by fire and such other hazards as Landlord may elect (that may include earthquake loss if Landlord elects to maintain such coverage) and contingencies for the full insurable value thereof, or, in the alternative, insuring for eighty percent (80%) of the replacement cost thereof (or such minimum amount as shall be required to eliminate operation of coinsurance provisions), exclusive of excavations and foundations; provided, however, that Landlord shall not be obligated to insure any furniture, equipment, machinery, goods or supplies not covered by this Lease that Tenant may keep or maintain in the Leased Premises, or any Tenant Extra Improvements or Alterations that Tenant may make upon the Leased Premises. If the annual premiums charged Landlord for such property insurance exceed the standard premium rates because the nature of Tenant's operations result in extra-hazardous or higher than normal risk exposure, then Tenant shall, upon receipt of appropriate premium invoices, reimburse Landlord for such increases in premium. All insurance proceeds payable under Landlord's insurance carried hereunder shall be payable solely to Landlord, and Tenant shall have no interest therein.

7.02. Liability Insurance. Landlord (with respect to the Project) and Tenant (with respect to the Leased Premises and Project) shall each maintain or cause to be maintained a policy or policies of commercial general liability insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing, such insurance to afford minimum protection of not less than Three Million Dollars ($3,000,000.00) for bodily injury, or death in any one occurrence and of not less than One Million Dollars ($1,000,000.00) for property damage in any one occurrence. The coverages required to be carried shall be extended to include, but not to be limited to, blanket contractual liability, personal injury liability (libel, slander, false arrest and wrongful eviction), and broad form property damage liability (including, without limitation, fire legal liability and such other risks as Landlord may specify by written notice to Tenant). Tenant's contractual liability insurance shall apply, without limitation, to all of Tenant's indemnity obligations under this Lease. The certificate evidencing Tenant's insurance coverage required hereunder shall state that the insurance includes the liability assumed by Tenant under this Lease and that Tenant's insurance is primary with any other insurance available to Landlord or any other named insured being excess. Upon request of Tenant, Landlord shall provide Tenant reasonable evidence that the insurance required to be maintained hereunder by Landlord is in full force and effect.

7.03. Tenant's Property Insurance and Additional Tenant Insurance Requirements.

(a) Tenant shall provide insurance coverage during the Term against loss or damage by fire and such other risks as are from time to time included in a "Special Form" policy (including, without limitation, sprinkler leakage and water damage), insuring the full insurable value of any Tenant Extra Improvements, any Alterations, Tenant's trade fixtures, furnishings, equipment, and all other items of personal property of Tenant, insuring the full replacement cost thereof.

(b) All policies required to be carried by Tenant under this Article 7 shall be written with financially responsible companies with an AM Best Company rating of "B+" "VIII" or better, and all such insurance (and evidence of insurance provided to Landlord) shall contain an endorsement or endorsements providing that (i) Landlord, Hines Interests Limited Partnership, and any lender with a deed of trust encumbering the Project or any part thereof, of whom Landlord has notified Tenant, are included as additional insureds (by using the ISO Additional Insured Endorsement CG 2037 or CG 2026, or their equivalent), (ii) the insurer agrees not to cancel or alter the policy without at least thirty (30) days' prior written notice to Landlord and all named and additional insureds, and (iii) all such insurance maintained by Tenant is primary, with any other insurance available to Landlord or any other named or additional

insured being excess and non-contributing. Any deductible or self-insurance provisions under any insurance policies maintained by Tenant shall be subject to Landlord's prior written approval which shall not be unreasonably withheld; provided, however, that Landlord hereby approves a deductible equal to or less than Five Hundred and No/100ths Dollars ($500.00) with respect to Tenant's Special Form policy of property insurance maintained pursuant to this Lease.

(c) Tenant shall provide evidence of each of the policies of insurance which Tenant is required to obtain and maintain pursuant to this Lease on or before the Term Commencement Date and at least fifteen (15) days prior to the expiration of any policy, which evidence shall be binding upon the insurance carrier, shall be accompanied by a copy of the ISO Additional Insured Endorsement CG 2037 or CG 2026 (or their equivalent), as applicable, and, as to property insurance, shall be in the form of an "ACORD 28" evidence of insurance or other form reasonably acceptable to Landlord. If Tenant fails to provide evidence of insurance as and when required hereunder, Landlord shall be authorized (but not required) to procure such coverage in the amounts stated with all costs thereof to be charged to Tenant and paid upon written invoice therefor as Additional Rent.

(d) Landlord shall have the right from time to time, on not less than thirty (30) days' notice, to require Tenant to increase the amount and/or type of coverage required to be maintained under this Lease.

7.04. Indemnity and Exoneration.

(a) Landlord shall not be liable to Tenant or any third party (i) for any loss, damage, death or injury to person or property caused by theft, fire, vandalism, assault, battery, act of God, breaches of security, acts of the public enemy, acts of terrorists or criminals, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, whether or not the negligence of Landlord or its agents or employees was a cause of, or in any way contributed to, such loss, damage, death or injury, or (ii) that occur by reason of the active negligence or willful misconduct of Tenant, its agents, employees or invitees, or (iii) for any damage or inconvenience which may arise through repair or alteration of any part of the Project or failure to make any such repair except as expressly otherwise provided in Sections 7.08 and 7.09. Any other provision of this Lease to the contrary notwithstanding, in no event shall Landlord have any liability to Tenant or any third party for any consequential damages whatsoever, including, without limitation, loss of revenue or profits.

(b) Tenant shall indemnify, defend and protect Landlord and hold Landlord harmless of and from any and all claims, proceedings, loss, cost, damage, causes of action, liabilities, injury or expense arising out of or related to claims of injury to or death of persons, damage to property occurring or resulting directly or indirectly from the condition, design, use or occupancy of the Leased Premises or activities of Tenant or its agents, employees, licensees, contractors, assignees or invitees in or about the Leased Premises or Project, such indemnity to include, but without limitation, the obligation to provide all costs of defense against any such claims; provided, however, that the foregoing indemnity shall not be applicable to claims to the extent arising by reason of the active negligence or willful misconduct of Landlord, unless covered by insurance required to be carried by Tenant under the terms of this Lease.

(c) Tenant shall indemnify, defend and protect Landlord and hold and save Landlord harmless of and from any and all loss, claims, proceedings, cost, damage, injury, causes of action, liabilities or expense arising out of or in any way related to work or labor performed, materials or supplies furnished to or at the request of Tenant or in connection with performance of any work done for the account of Tenant in the Leased Premises or the Project.

7.05. Parking and Transportation.

(a) During the Term, Tenant shall have the use of up to seventy-two (72) parking privileges (the "Parking Privileges") in the parking lot or lots of the Project designated by Landlord for the use of tenants of the Building, subject to (i) downward adjustment at the rate of three (3) Parking Privileges for every One Thousand (1,000) square feet of Net Rentable Area removed from the Leased Premises following the Term Commencement Date, and (ii) upward adjustment at the rate of three (3)

Parking Privileges for every One Thousand (1,000) square feet of Net Rentable Area added to the Leased Premises following the Term Commencement Date. Tenant shall pay to Landlord or its parking operator the prevailing market rate, as such rate is established by Landlord or such operator from time to time, for the number of Parking Privileges actually utilized by Tenant (and for such purposes Tenant shall be deemed to be utilized a particular Parking Privilege commencing as of the date Tenant or its employee or contractor first parks its vehicle in the Project parking lot). Landlord hereby establishes, and Tenant hereby acknowledges, such prevailing market rate to be, as of the date of this Lease, Seventy-Five and No/100ths Dollars ($75.00) per Parking Privilege per month. The Parking Privileges shall, at all times, be subject to (i) timely payment of such prevailing market rate; (ii) such terms and conditions and rules and regulations as Landlord or its parking operator may from time to time establish; and, (iii) such other conditions as may be imposed by any applicable laws, ordinances, rules and regulations. Landlord may assign any unreserved and unassigned parking spaces or designate all or a portion of such spaces reserved or institute an attendant-assisted tandem parking program or valet parking program if Landlord determines in its sole discretion that such is necessary for orderly parking.

(b) Tenant may permit its employees and contractors to use the Parking Privileges described in Section 7.05(a). Tenant shall use all reasonable efforts to confine parking by its employees and contractors to the parking lot or lots designated by Landlord for the use of tenants of the Building and to cause them to comply with such rules and regulations as Landlord or its parking operator may establish from time to time and to all applicable laws, ordinances, rules and regulations. Tenant shall not use, or permit its employees or contractors to use, any spaces which have been or are hereafter designated by Landlord for use only by persons or vehicles qualifying to use handicapped, vanpool, carpool or other restricted categories of use (except to the extent that employees or contractors or their vehicles are qualified to use such designated spaces) or assigned to other tenants. Landlord reserves the right at any time to relocate parking spaces and to substitute an equivalent number of parking privileges in a parking structure, subterranean parking facility or surface parking area within a reasonable distance of the Project. Only passenger cars, light trucks and motorcycles may be parked in the parking lots of the Project by Tenant or its employees and contractors, and no vehicle shall be permitted to remain there for a period of more than twenty-four (24) consecutive hours.

(c) Landlord may refuse to permit any person who violates the parking rules and regulations to park at the Project, and any violation of the rules and regulations shall subject the car to removal at the expense of the owner. Any user of the Parking Privileges shall retain all responsibility for damages to cars or other property arising from or in connection with such users use of the Parking Privileges, and Landlord shall have no responsibility for any property damage or personal injury resulting from use of the parking lots at the Project. Tenant shall repair or cause to be repaired at its sole cost and expense any and all damage to the Project or any part thereof caused by Tenant or its employees or contractors or resulting from vehicles of its employees and contractors.

(d) Tenant shall comply with all traffic systems management programs which are hereafter imposed on the Project by any local, state or federal governmental agency or authority.

7.06. Security. The limited security service for the Building to be provided by Landlord shall not be required to consist of more than unarmed personnel ordinarily stationed at the main security desk in the ground floor lobby or on roving patrols, although such personnel may not at all times be present at such desk or in any particular area of the Project. Landlord shall not be required to provide, operate or maintain alarm or surveillance systems for the Leased Premises or the Common Areas. Tenant shall provide such supplemental security services and shall install within the Leased Premises such supplemental security equipment, systems and procedures as may reasonably be required for the protection of its employees and invitees, provided that Tenant shall coordinate such services and equipment with any security provided by Landlord. The determination of the extent to which such supplemental security equipment, systems and procedures are reasonably required shall be made in the sole judgment, and shall be the sole responsibility, of Tenant. The obligations of Landlord with respect to security of the Leased Premises or the Project shall be expressly subject to the provisions of Section

7.04(a). Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to the safety or security of the Leased Premises or the Project or any part thereof or the extent or effectiveness of any security measures or procedures now or hereafter provided by Landlord, and further acknowledges that Tenant has made its own independent determinations with respect to all such matters.

7.07. Waiver of Subrogation Rights. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each waive all rights of recovery, claim, action or cause of action, against the other, its agents (including, without limitation, partners, both general and limited), officers, directors, shareholders or employees, for any loss or damage that may occur to the Leased Premises, or any improvements thereto, or the Project or any personal property of such party therein, by reason of fire, the elements, or any other cause that could be insured against under the terms of an "all risk" insurance policy or other property insurance coverages which are required to be obtained pursuant to this Lease, regardless of cause or origin, including negligence of the other party, its agents, officers or employees; and each party covenants that no insurer shall hold any right of subrogation against such other party. Tenant shall advise its insurers of the foregoing and such waiver shall be a part of each policy maintained by Tenant that applies to the Leased Premises, any part of the Project or Tenant's use and occupancy of any part thereof.

7.08. Condemnation and Loss or Damage.

(a) If the Leased Premises or any portion of the Project shall be taken or condemned for any public purpose to such an extent as to render the Leased Premises untenantable as reasonably determined by Landlord, this Lease shall, at the option of either party, forthwith cease and terminate as of the date of taking. All proceeds from any taking or condemnation of the Leased Premises shall belong to and be paid to Landlord (including, without limitation, any amount awarded in respect of the leasehold value of this Lease) subject to the rights of any mortgagee of Landlord's interest in the Project or the beneficiary of any deed of trust that constitutes an encumbrance thereon; provided, however, that Landlord shall cooperate with Tenant if Tenant seeks to recover at its cost and expense, proceeds, damages or awards paid to compensate for damage to or taking of Tenant Extra Improvements for which Tenant has paid hereunder, and any such amounts recovered shall be paid to Tenant.

(b) If a temporary taking of all or a portion of the Leased Premises occurs, there shall be no abatement of Rent and Tenant shall remain fully obligated for performance of all of the covenants and obligations on its part to be performed pursuant to the terms of this Lease. All proceeds awarded or paid with respect thereto shall belong to Tenant. For purposes of this Section 7.08, a taking lasting more than three (3) continuous months shall be deemed to be a taking under Section 7.08(a) above.

7.09. Damage and Destruction. If a fire or other casualty in the Leased Premises occurs, Tenant shall immediately give notice thereof to Landlord. The following provision shall then apply:

(a) If the damage is limited solely to the Leased Premises and the Leased Premises can, in the reasonable opinion of Landlord, be made tenantable with all damage repaired within six (6) months from the date of damage or destruction, then Landlord shall diligently rebuild the same. If Landlord rebuilds the Leased Premises, Tenant shall repair and restore Tenant Extra Improvements or, at Landlord's election, Landlord may repair and rebuild the Tenant Extra Improvements, at Tenant's expense.

(b) If portions of the Project outside the boundaries of the Leased Premises are damaged or destroyed (whether or not the Leased Premises are also damaged or destroyed) and the Leased Premises and the Project can, in the reasonable opinion of Landlord, both be made tenantable with all damage repaired within six (6) months from the date of damage or destruction, and provided that Landlord determines in its sole discretion that such reconstruction is economically feasible within such period if not fully covered by insurance, then Landlord shall be obligated to repair such damage;

provided, however, that Landlord shall have no obligation to repair or restore Tenant Extra Improvements or Alterations unless Landlord elects to do so at Tenant's expense as provided in Section 7.09(a).

(c) If neither Section 7.09(a) nor 7.09(b) above applies, Landlord shall notify Tenant within sixty (60) days after the date of such damage and destruction and either Tenant or Landlord may terminate this Lease within thirty (30) days after the date of such notice; provided, however, that Landlord shall have the right to elect to reconstruct the Project and the Leased Premises, in which event Landlord shall notify Tenant within said sixty (60) day period and Tenant shall thereupon have no right to terminate this Lease.

(d) During any period when Tenant's use of the Leased Premises is significantly affected by damage or destruction, Gross Rent shall abate proportionately until such time as the Leased Premises are made tenantable as reasonably determined by Landlord, and no portion of the Rent so abated shall be subject to subsequent recapture; provided, however, that there shall be no such abatement except to the extent that the amount thereof is compensated for and recoverable from the proceeds of rental loss or business interruption insurance maintained by Landlord with respect to this Lease, the Leased Premises or the Project.

(e) The proceeds from any insurance paid by reason of damage to or destruction of the Building or any part thereof, the Building Standard Improvements or any other element, component or property insured by Landlord shall belong to and be paid to Landlord subject to the rights of any mortgagee of Landlord's interest in the Project or the beneficiary of any deed of trust that constitutes an encumbrance thereon. If this Lease is terminated by either party as a consequence of a casualty in accordance with any of the provisions of this Section 7.09(e), all proceeds of insurance required to be maintained either by Landlord or Tenant shall be paid to Landlord subject to the rights of any mortgagee of Landlord's interest in the Project or the beneficiary of any deed of trust that constitutes an encumbrance thereon; provided, however, that Tenant shall be paid all proceeds of insurance payable in connection with Tenant's trade fixtures, furnishings, equipment and all other items of personal property of Tenant. If Tenant has failed to maintain any policy of insurance required under this Lease, then Tenant shall pay to Landlord on demand an amount equal to proceeds which Landlord reasonably concludes would have been available for the repair and reconstruction from such policies had Tenant maintained all of the required policies of insurance.

(f) If the Leased Premises, or any part thereof, or any portion of the Building necessary for Tenant's use of the Leased Premises, are damaged or destroyed during the last twelve (12) months of the Term, or any extension thereof, Landlord or Tenant may terminate this Lease by giving written notice thereof to the other party within thirty (30) days after the date of the casualty, in which case this Lease shall terminate as of the date of the casualty.

(g) Except to the extent expressly provided in this Lease, nothing contained in this Lease shall relieve Tenant of any liability to Landlord or to its insurance carriers that Tenant may have under law or under the provisions of this Lease in connection with any damage to the Leased Premises or the Building by fire or other casualty.

7.10. Default By Tenant.

(a) Events of Default. The occurrence of any of the following shall constitute an Event of Default on the part of Tenant:

(1) Abandonment. Abandonment of the Leased Premises for a continuous period in excess of five (5) business days. Tenant waives any right to notice Tenant may have under Section 1951.3 of the California Civil Code, the terms of this Section 7.10(a)(1) being deemed such notice to Tenant as required by said Section 1951.3;

(2) Nonpayment of Rent. Failure to pay any installment of Gross Rent or items of Additional Rent, not more than five (5) days following the date when payment is due;

(3) Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in Sections 7.10(a)(1) and 7.10(a)(2), such failure continuing for fifteen (15) business days after written notice of such failure (or such longer period

as is reasonably necessary to remedy such default, provided that Tenant shall continuously and diligently pursue such remedy at all times until such default is cured);

(4) General Assignment. A general assignment by Tenant for the benefit of creditors;

(5) Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant's creditors, which involuntary petition remains undischarged for a period of thirty (30) days. If under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all failures to perform the obligations of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant's obligations under this Lease;

(6) Receivership. The employment of a receiver to take possession of substantially all of Tenant's assets or the Leased Premises, if such receivership remains undissolved for a period of ten (10) business days after creation thereof;

(7) Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant's assets or the Leased Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) business days after the levy thereof;

(8) Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within thirty (30) days after the commencement of any proceeding against Tenant seeking any reorganization, or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed;

(9) Wrongful Assignment or Subletting. Any assignment or subletting in violation of the provisions of Section 5.06;

(10) Failure to Take Possession. Tenant's failure or refusal to move into or take possession of the Leased Premises within thirty (30) days after the Term Commencement Date; or,

(11) Certain Other Acts or Omissions. Any other act or omission which is expressly provided in this Lease to be an Event of Default, as to which acts or events the notice provisions of Section 7.10(a)(3) shall not be applicable.

(b) Remedies Upon Default.

(1) Termination. If an Event of Default occurs, Landlord shall have the right, with or without notice or demand, immediately (after expiration of the applicable grace periods specified herein) to terminate this Lease, and at any time thereafter recover possession of the Leased Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Leased Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by reason of Tenant's default or of such termination.

(2) Continuation After Default. Even though Tenant has breached this Lease and/or abandoned the Leased Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession under Section 7.10(b)(1) hereof, and Landlord may enforce all of its rights and remedies under this Lease, including (but without limitation) the right to recover Rent as it becomes due. Landlord has the remedy described in Section 1951.4 of the California Civil Code (Landlord may continue the Lease in effect after Tenant's breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations). Acts of maintenance, preservation or efforts to lease the Leased Premises or the appointment of receiver upon application of Landlord to protect Landlord's interest under this Lease shall not constitute an election to terminate Tenant's right to possession.

(c) Damages Upon Termination. Should Landlord terminate this Lease pursuant to the provisions of Section 7.10(b)(1) hereof, Landlord shall have all the rights and remedies of a landlord provided by Section 1951.2 of the California Civil Code. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law, Landlord shall be entitled to recover from Tenant: (i) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that the Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom. The "worth at the time of award" of the amounts referred to in (i) and (ii) shall be computed with interest at eighteen percent (18%) per annum or the highest lawful rate, whichever is the lower. The "worth at the time of award" of the amount referred to in (iii) shall be computed by discounting such amount at the "discount rate" of the Federal Reserve Bank of San Francisco in effect as of time of award plus one percent (1%) and, where rental value is a material issue, shall be based upon competent appraisal evidence.

(d) Computation of Rent For Purposes of Default. For purposes of computing unpaid Rent that would have accrued and become payable under this Lease pursuant to the provisions of Section 7.10(c), unpaid Rent shall consist of the sum of:

(1) the total Base Rent for the balance of the Term, plus

(2) a computation of the Basic Operating Cost for the balance of the Term, the assumed Basic Operating Cost for the calendar year of the default and each future calendar year in the Term to be equal to the Basic Operating Cost for the calendar year prior to the year in which the Event of Default occurs compounded at a per annum rate equal to the mean average rate of inflation for the preceding five (5) calendar years as determined by reference to the Consumer Price Index — all items for the San Francisco-Oakland-San Jose Area, All Urban Consumers, published by the Bureau of Labor Statistics of the United States Department of Labor (Base Year 1982-84=100), or such successor index as may be established to provide a measure of the current purchasing power of the dollar.

(e) Late Charge. In addition to its other remedies, Landlord shall have the right to add to the amount of any payment required to be made by Tenant hereunder that is not paid on or before the date the same is due, an amount equal to Two Hundred Fifty Dollars ($250.00) plus five percent (5%) of the delinquency for each month or portion thereof that the delinquency remains outstanding, the parties agreeing that Landlord's damage by virtue of such delinquencies would be difficult to compute and the amount stated herein represents a reasonable estimate thereof. The provision for a late charge set forth in this Section 7.10(e), and any collection of a late charge by Landlord, shall not be deemed a waiver of any breach or Event of Default by Tenant under this Lease or of any other remedy of Landlord hereunder. The late charge shall be due upon demand by Landlord at any time after failure to pay any installment of Rent, and in the case of Gross Rent, without waiting for expiration of the period specified in Section 7.10(a)(2) and without any delivery of notice to Tenant.

(f) Remedies Cumulative. All rights, privileges and elections or remedies of the parties are cumulative and not alternative to the extent permitted by law and except as otherwise provided herein.

7.11. Arbitration of Fair Market Rent. If Tenant disputes the amount claimed by Landlord as Fair Market Rent, and such dispute cannot be resolved by mutual agreement, the dispute shall be submitted to arbitration. The judgment or the award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding between the parties. The arbitration shall be conducted and determined in the City of Emeryville in accordance with the then prevailing rules of the

American Arbitration Association or its successor for arbitration of commercial disputes except to the extent that the procedures mandated by said rules shall be modified as follows:

(a) Tenant shall make demand for arbitration in writing within thirty (30) days after service of Landlord's determination of Fair Market Rent given under this Lease, specifying therein the name and address of the person to act as the arbitrator on its behalf. The arbitrator shall be qualified as a real estate appraiser familiar with the Fair Market Rent of first-class commercial office space in the City of Emeryville or downtown Oakland area who would qualify as an expert witness over objection to give testimony addressed to the issue in a court of competent jurisdiction. Failure on the part of Tenant to make a timely and proper demand for such arbitration shall constitute a waiver of the right thereto. Within ten (10) business days after the service of Tenant's demand for arbitration, Landlord shall have the right to give notice in writing to Tenant of Landlord's adjusted determination of Fair Market Rent. Within ten (10) business days following Tenant's receipt of such notice, if Tenant and Landlord have not agreed upon Fair Market Rent, Tenant shall notify Landlord in writing that Tenant desires to renew its demand for arbitration. Failure on the part of Tenant to give such notice shall constitute a waiver of the right to such arbitration, and Tenant shall be deemed to have accepted Landlord's adjusted determination of Fair Market Rent. Within ten (10) business days after the receipt of such notice, Landlord shall give notice to Tenant, specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf who shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator, within or by the time above specified, then the arbitrator appointed by Tenant shall be the arbitrator to determine the issue.

(b) If two (2) arbitrators are chosen pursuant to Section 7.11(a), the arbitrators so chosen shall meet within ten (10) business days after the second arbitrator is appointed and, if within ten (10) business days after such first meeting the two arbitrators shall be unable to agree promptly upon a determination of Fair Market Rent, they shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Section 7.11(a). If they are unable to agree upon such appointment within five (5) business days after expiration of said ten (10) day period, the third arbitrator shall be selected by the parties themselves, if they can agree thereon, within a further period of ten (10) business days. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by the then Chief Judge of the United States District Court having jurisdiction over the County of Alameda, acting in his private non-judicial capacity. Request for appointment shall be made in writing with a copy given to the other party. Each party agrees that said Judge shall have the power to make the appointment. The three (3) arbitrators shall decide the dispute, if it has not previously been resolved, by following the procedure set forth in Section 7.11(c) below.

(c) Where the issue cannot be resolved by agreement between the two arbitrators selected by Landlord and Tenant or settlement between the parties during the course of arbitration, the issue shall be resolved by the three arbitrators in accordance with the following procedure. The arbitrators selected by each of the parties shall state in writing his determination of the Fair Market Rent, supported by the reasons therefor with counterpart copies to each party. The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions. The role of the third arbitrator shall be to select which of the two proposed resolutions most closely approximates his determination of Fair Market Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The resolution he chooses as most closely approximating his determination shall constitute the decision of the arbitrators and be final and binding upon the parties.

(d) If any arbitrator fails, refuses or is unable to act, his successor shall be appointed by him, but in the case of the third arbitrator, his successor shall be appointed in the same manner as provided for appointment of the third arbitrator. The arbitrators shall attempt to decide the issue within ten (10) business days after the appointment of the third arbitrator. Any decision in which the arbitrator appointed by Landlord and the arbitrator appointed by Tenant concur shall be binding and conclusive upon the parties. Each party shall pay the fees and costs of its own counsel. The losing party shall pay the fees and costs of the arbitrators and of the expert witnesses (if any) of the prevailing party as well as

those of its expert witnesses. For purposes hereof, the losing party shall be that party whose selected arbitrator's statement of Fair Market Rent was not selected by the third arbitrator.

(e) The arbitrators shall have the right to consult experts and competent authorities with factual information or evidence pertaining to a determination of Fair Market Rent, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine. The arbitrators shall render their decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this Lease.

7.12. No Waiver. Failure of Landlord to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord shall have the right to declare any such default at any time thereafter. No waiver by Landlord of any breach or Event of Default, or any agreement, term, covenant or condition contained in this Lease, shall be effective or binding on Landlord unless made in writing and no such waiver shall be implied from any omission by Landlord to take action with respect to such Event of Default or other such matter. No express written waiver by Landlord of any Event of Default, or other such matter, shall affect or cover any other Event of Default, matter or period of time, other than the Event of Default, matter and/or period of time specified in such express waiver. One or more written waivers by Landlord of any Event of Default, or other matter, shall not be deemed to be a waiver of any subsequent Event of Default, or other matter, in the performance of the same provision of this Lease. Acceptance of any full or partial payment of Rent by Landlord hereunder, or endorsement of any check, shall not constitute a waiver of any breach or Event of Default or of any agreement, term, covenant or condition of this Lease, except as to the amount of the full or partial payment of Rent so accepted, regardless of Landlord's knowledge of any concurrent Event of Default or matter and regardless of any notation on the check so endorsed. Landlord may, at its election, apply any Rent received from Tenant to the oldest obligation outstanding from Tenant to Landlord, any endorsement or other statement of Tenant to the contrary notwithstanding. No course of conduct between Landlord and Tenant, and no acceptance of the keys to or possession of the Leased Premises before the termination of the Term by Landlord or any employee of Landlord shall constitute a waiver of any such breach or of any term, covenant or condition of this Lease or operate as a surrender of this Lease. All of the remedies permitted or available to Landlord under this Lease, or at law or in equity, shall be cumulative and not alternative and invocation of any such right or remedy shall not constitute a waiver or election of remedies with respect to any other permitted or available right or remedy.

7.13. Statutory Waivers. Tenant hereby waives the benefits of: (i) Sections 1932 and 1933(4) of the California Civil Code (pertaining to the termination of a hiring); (ii) Sections 1941 and 1942 of the California Civil Code (pertaining to the obligations of a landlord to maintain premises and the rights of a tenant to make certain repairs or terminate a lease); (iii) Section 1945 of the California Civil Code (pertaining to renewal of a lease by acceptance of rent); (iv) Section 1950.7 of the California Civil Code (pertaining to security for the performance of a rental agreement); (v) Section 1995.310 of the California Civil Code (pertaining to remedies for withholding of consent to transfer of a leasehold); (vi) Section 1263.260 of the California Code of Civil Procedure (pertaining to the removal of improvements upon condemnation); and, (vii) Section 1265.130 of the California Code of Civil Procedure (pertaining to the termination of a lease upon condemnation).

7.14. Holding Over. If Tenant holds over after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay for each month of hold-over tenancy one hundred fifty percent (150%) of the Gross Rent that Tenant was obligated to pay for the month immediately preceding the end of the Term for each month or any part thereof of any such hold-over period together with such other amounts as may become due hereunder. No holding over by Tenant after the Term shall operate to extend the Term. If Tenant holds over without consent, Tenant shall indemnify, protect and hold Landlord harmless from and against all claims for damages by any other tenant or third person to whom Landlord may have leased or offered to lease all or any part of the Leased Premises covered hereby

effective on or after the termination of this Lease, together with all loss, cost, expense, damages and liabilities in connection with any such reletting, including, without limitation, attorneys' fees and Landlord's lost revenues. Any holding over with the consent of Landlord in writing shall thereafter constitute this Lease a lease from month to month.

7.15. Attorneys' Fees. If either party places the enforcement of this Lease, or any part thereof, or the collection of any Rent due, or to become due hereunder, or recovery of the possession of the Leased Premises in the hands of an attorney or collection agency, or files suit upon the same, or seeks a judicial declaration of rights hereunder, the prevailing party shall recover its reasonable attorneys' fees, court costs and collection agency charges. "Prevailing party" within the meaning of this Section 7.15 shall include a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

7.16. Waiver of Right to Jury Trial. LANDLORD AND TENANT WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CONTRACT OR TORT CLAIM, COUNTERCLAIM, CROSS-COMPLAINT, OR CAUSE OF ACTION IN ANY ACTION, PROCEEDING, OR HEARING BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT'S USE OR OCCUPANCY OF THE LEASED PREMISES, INCLUDING WITHOUT LIMITATION ANY CLAIM OF INJURY OR DAMAGE OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY CURRENT OR FUTURE LAW, STATUTE, REGULATION, CODE, OR ORDINANCE. Landlord and Tenant agree that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(d)(2), and Tenant does hereby authorize and empower Landlord to file this paragraph and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial. If the waiver set forth in this Section 7.16 is determined by any court to be invalid because it was executed prior to the commencement of any action, then Landlord and Tenant each covenant and agree to execute and deliver to the other, within five (5) days of a written request by the other, a waiver of the right to trial by jury similar in terms and scope to the waiver set forth in this Section 7.16 at such time following the commencement of such action as such waiver, if then made, would be valid.

7.17. Amendments. This Lease may not be altered, changed or amended, except by an instrument in writing signed by both parties.

7.18. Transfers By Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Project. Upon transfer by Landlord of its interest in the Project, and upon the transferee's assumption of Landlord's obligations hereunder, no further liability or obligations shall thereafter accrue against the transferring or assigning person as Landlord hereunder.

7.19. Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

7.20. Notices. All notices, demands, consents and approvals that may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been fully given by personal delivery or when deposited in the United States mail, certified or registered, postage

prepaid, and addressed to the party to be notified at the address for such party specified on the Basic Lease Information Sheet, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days notice to the notifying party. Personal delivery of notices to Tenant may in all events be made by leaving a copy of the notice, addressed to Tenant, at the Leased Premises. Tenant appoints as its agent to receive the service of all default notices and notice of commencement of unlawful detainer proceedings the person in charge of or apparently in charge of or occupying the Leased Premises at the time, and, if there is no such person, then such service may be made by attaching the same on the main entrance of the Leased Premises.

7.21. No Option. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

7.22. Integration and Interpretation. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Lease and may not be contradicted by evidence of any prior or contemporaneous agreement, arrangement, understanding or negotiation (whether oral or written). The parties further intend that this Lease constitutes the complete and exclusive statement of its terms, and no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Lease. The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not restricted for or against any party, regardless of which party may have drafted the provision in question, it being agreed that this is a negotiated agreement.

7.23. Defined Terms, Marginal Headings and References to Codes. When required by the context of this Lease, the singular includes the plural. If more than one person or entity signs this Lease as Tenant, the obligations hereunder imposed upon Tenant shall be joint and several, and the act of, written notice to or from, refund to, or signature of, any Tenant signatory to this Lease (including without limitation modifications of this Lease made by fewer than all such Tenant signatories) shall bind every other Tenant signatory as though every other Tenant signatory had so acted, or received or given the written notice or refund, or signed. The headings and titles to the paragraphs of this Lease are for convenience only and are not to be used to interpret or construe this Lease. Wherever the term "including" or "includes" or any term of similar meaning is used in this Lease, it shall be construed as if followed by the phrase "without limitation." The term "month," when not specified to be a Lease Month or calendar month, shall mean a period commencing as of a particular date and continuing to and including the day immediately preceding the same day of the next calendar month (whether or not such day is a Saturday, Sunday or holiday). References to sections or provisions of any statutes, codifications of statutes, rules, regulations or ordinances shall be deemed to also refer to any successor sections or provisions pertaining to the same subject matter.

7.24. Quitclaim. Upon expiration or earlier termination of this Lease, Tenant shall, immediately upon request of Landlord, execute, acknowledge and deliver to Landlord a recordable deed quit-claiming to Landlord all interest of Tenant in the Leased Premises, the Project and this Lease.

7.25. No Easement For Light, Air and View. This Lease conveys to Tenant no rights for any light, air or view. No diminution of light, air or view, or any impairment of the visibility of the Leased Premises from inside or outside the Building, by any structure or other object that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of Rent under this Lease, constitute an actual or constructive eviction of Tenant, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant's obligations hereunder.

7.26. Disclosure as to Hazardous Materials. Landlord hereby discloses to Tenant that previous occupants or others possessed and used or may have possessed and used office supplies, cleaning products, construction and decorating materials and other substances in or about the Leased Premises or portions thereof and which may contain or may have contained Hazardous Materials. In addition: (i) portions of the Project (including, without limitation, the equipment rooms and emergency generator areas) contain Hazardous Materials of the kind ordinarily employed in such areas; and (ii) automobiles and other vehicles operated or parked in the parking and loading dock areas emit substances which may contain Hazardous Materials. Tenant acknowledges that Tenant has received the asbestos notification letter attached to this Lease as Exhibit D hereto, disclosing the existence of asbestos in the Building. As part of Tenant's obligations under this Lease, Tenant agrees to comply with the California "Connelly Act" and other applicable laws, including providing copies of Landlord's asbestos notification letter to all of Tenant's "employees" and "owners", as those terms are defined in the Connelly Act and other applicable laws.

7.27. No Merger. The voluntary or other surrender or termination of this Lease by Tenant, or a mutual cancellation thereof shall not work a merger, but, at Landlord's sole option, shall either terminate all existing subleases or subtenancies or shall operate as an assignment to Landlord of all such subleases or subtenancies.

7.28. Construction of Certain Terms. The terms "include" and "including" as used in this Lease shall be construed as terms of illustration and not terms of exclusion, and Landlord and Tenant hereby agree that the provisions of Section 3534 of the California Civil Code shall not apply to this Lease, to the extent such provisions are inconsistent with that principle.

7.29. Memorandum of Lease. Tenant shall, upon request of Landlord, execute, acknowledge and deliver a short form memorandum of this Lease (and any amendment hereto or consolidation hereof), in form suitable for recording. In no event shall this Lease or any memorandum thereof be recorded without the prior written consent of Landlord, and any attempt to do so shall constitute an Event of Default by Tenant.

7.30. Survival. All of Tenant's covenants and obligations contained in this Lease shall survive the expiration or earlier termination of this Lease. No provision of this Lease providing for termination in certain events shall be construed as a limitation or restriction of Landlord's rights and remedies at law or in equity available upon a breach by Tenant of this Lease.

7.31. Financial Statements. On or before the first day of November of each calendar year, Tenant shall furnish Landlord with audited financial statements, dated no earlier than one (1) year before such date, certified as accurate by Tenant, reflecting Tenant's then current financial condition, or the financial condition of the individuals comprising Tenant, in such form and detail as Landlord may reasonably request. In addition, if Landlord finances the construction of improvements on and to the Building or Project, or otherwise procures financing secured by the Building or Project, or any portion thereof or interest therein, then the terms and provisions of this Lease may be subject to review and approval by the financial source providing such financing.

7.32. No Joint Venture. This Lease shall not be construed to create a partnership, joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

7.33. Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns (subject to the provisions hereof, including, but without limitation, Section 5.15); and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent assignment may be approved by Landlord hereunder, Tenant's assigns.

7.34. Nondisclosure of Lease Terms. Tenant agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord, and that disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants. Tenant hereby agrees that Tenant and its partners, officers, directors, employees, agents, real estate brokers and sales persons and attorneys shall not disclose the terms of this Lease to any other person without Landlord's prior written consent, except to any accountants of Tenant in connection with the preparation of Tenant's financial statements or tax returns, to an assignee of this Lease or subtenant of the Leased Premises, or to an entity or person to whom disclosure is required by applicable law or in connection with any action brought to enforce this Lease.

7.35. Brokerage Commissions.

(a) Landlord hereby warrants and represents to Tenant that Landlord has not voluntarily incurred, on its behalf or on behalf of Tenant or on behalf of both Landlord and Tenant, any obligation to pay a commission or finder's fee to any real estate broker or other person or entity in connection with this Lease, other than Tenant's Broker, with which Landlord has a separate agreement with respect to the payment of a commission in connection with this transaction. Landlord hereby agrees to indemnify, defend and hold Tenant harmless from claims for any commission or finder's fee charges by any real estate broker or other person or entity (including, without limitation, Tenant's Broker specified in the Basic Lease Information Sheet, but only to the extent that the claim of Tenant's Broker is based upon the separate agreement between Landlord and Tenant's Broker) arising from an agreement, whether express or implied, between Landlord and such broker or other person or entity or otherwise arising from the conduct of Landlord.

(b) Tenant hereby warrants and represents to Landlord that Tenant has not voluntarily incurred, on its behalf or on behalf of Landlord or on behalf of both Landlord and Tenant, any obligation to pay a commission or finder's fee to any real estate broker or other person or entity in connection with this Lease, other than Tenant's Broker. Tenant is not aware of any obligation of Landlord to Tenant's Broker other than those set forth in the separate agreement between Landlord and such broker. Tenant hereby agrees to indemnify, defend and hold Landlord harmless from claims for any commission or finder's fee charges by any real estate broker or other person or entity arising from an agreement, whether express or implied, between Tenant and such broker or other person or entity or otherwise arising from the conduct of Tenant.

7.36. Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant and each person executing this Lease on behalf of Tenant, hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Project is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant's obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so.

7.37. OFAC Certification. Tenant represents and warrants that Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or other banned or blocked person, group, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control and that it is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation.

7.38. Applicable Law. All rights and remedies of Landlord and Tenant under this Lease shall be construed and enforced according to the laws of the State of California. Any actions or proceedings

brought under this Lease, or with respect to any matter arising under or out of this Lease, shall be brought and tried only in courts located in Alameda County, California (excepting appellate courts).

7.39. Time of the Essence. Time is of the essence of each and every covenant herein contained.

7.40. Exhibits. The Basic Lease Information Sheet and all exhibits attached hereto are hereby incorporated herein and made an integral part hereof.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

"Landlord"

NOP WATERGATE LLC,
a Delaware limited liability company

By: National Office Partners Limited Partnership,
a Delaware limited partnership,
its sole member

By: Hines National Office Partners
Limited Partnership, a Texas
limited partnership, its general partner

By: Hines Fund Management, L.L.C.,
a Delaware limited liability company,
its general partner

By: Hines Interests Limited Partnership,
a Delaware limited partnership,
its sole member

By: Hines Holdings, Inc.,
a Texas corporation,
its general partner

By: ____________________
Name: James C. Buie, Jr.
Title: Executive Vice President

"Tenant"

NETSOL TECHNOLOGIES, INC.,
a Nevada corporation

By: ____________________
Name: NAJEEB U. GHAURI
Title: CEO

NETSOL TECHNOLOGIES NORTH AMERICA, INC.
a California corporation

By: ____________________
Name: MARCH VANWYK
Title: COO

EXHIBIT A

"Leased Premises Depiction"



Leased Premises



KEY PLAN

EXHIBIT A

EXHIBIT B

INITIAL IMPROVEMENT OF THE LEASED PREMISES

1. Tenant Improvements. All Tenant Improvements shall be furnished and installed within the Leased Premises substantially in accordance with plans and specifications to be prepared by Tenant and approved by Landlord in accordance with this Exhibit B and shall be furnished and installed at the expense of Tenant, except for the amount of the Landlord's Contribution ("Landlord's Contribution") described in Paragraph 12 of this Exhibit B. For purposes hereof, the cost of the Tenant Improvements shall include, without limitation, all building permit fees, payments to design consultants for services and disbursements, all demolition and other preparatory work, premiums for insurance and bonds, general conditions, such inspection fees as Landlord may incur, reimbursement to Landlord for permit and other fees Landlord may incur that are fairly attributable to the Tenant Improvement work, the cost of preparing as-built drawings, and the cost of all floor pedestal and floor panel systems, the cost of installing any additional electrical capacity or telecommunications capacity required by Tenant.

2. Condition of the Leased Premises. Except as provided in this Exhibit B, Landlord shall have no obligation to Tenant with respect to the condition of the Leased Premises as of the Term Commencement Date. Tenant acknowledges and agrees that the work required to be performed pursuant to this Exhibit B includes any demolition or other preparatory work required as a result of the condition of the Leased Premises as of the date of the Lease. In the event that any improvements existing in the Leased Premises as of the date of the Lease are damaged or destroyed by fire or other casualty prior to the commencement of the construction of the Tenant Improvements, Landlord shall not be required to replace such existing improvements, but shall only be required to remove the portion of such existing improvements which was so damaged or destroyed. The other provisions of this Paragraph 2 notwithstanding, the cost of removing any portion of the existing improvements which is so damaged or destroyed by fire or other casualty shall not be deemed a part of the cost of constructing the Tenant Improvements. Tenant further acknowledges that Landlord has not made any warranty or representation of any kind to Tenant regarding the condition of the Leased Premises as of the date of the Lease or as to the suitability of the Leased Premises for Tenant's intended use.

3. Tenant's Architect, Engineers and Contractors. Tenant shall select architects, engineers and contractors from a list of approved architects, engineers and contractors to be provided to Tenant by Landlord. In the event that Tenant desires to use an architect, engineer or contractor not on the list provided by Landlord, Tenant may request the consent of Landlord to the use of such architect, engineer or contractor. The cost of preparing all plans and specifications for the Tenant Improvements (including without limitation the Conceptual Plans referred to in Paragraph 4 of this Exhibit B and the Working Drawings referred to in Paragraph 5 of this Exhibit B), and the cost of preparing any change thereto shall be paid by Tenant, although Tenant may apply the Landlord's Contribution to the payment of such costs in accordance with the provisions of Paragraph 12 of this Exhibit B.

4. Submittal of Conceptual Plans. Tenant shall submit to Landlord conceptual plans for the Tenant Improvements (the "Conceptual Plans"), including architectural, electrical and reflected ceiling drawings. Such Conceptual Plans shall be for the general information of Landlord, and to assist in the coordination of the design and construction of the Tenant Improvements, but receipt of such Conceptual Plans by Landlord shall not constitute an approval by Landlord of the design or specifications shown thereon. Landlord shall, within a reasonable time following receipt by Landlord of such plans from Tenant, review, comment on and return the Conceptual Plans to Tenant, marked "Approved," "Approved as Noted" or "Disapproved as Noted, Revise and Resubmit." If the Conceptual Plans are returned to Tenant marked "Disapproved as Noted, Revise and Resubmit," Tenant shall cause such plans to be revised, taking into account the reasons for Landlord's disapproval, and shall resubmit revised plans to

Landlord for review. The same procedure shall be repeated until Landlord fully approves the Conceptual Plans.

5. Submittal of Working Drawings. Following the approval by Landlord of the Conceptual Plans, Tenant shall deliver to Landlord one (1) set of reproducible sepia and three (3) sets of blue-lined prints of working drawings and specifications (hereinafter referred to collectively as the "Working Drawings") for the Tenant Improvements prepared at Tenant's sole cost and expense (although Tenant may apply the Landlord's Contribution to the payment of such cost in accordance with the provisions of Paragraph 12 of this Exhibit B) by an architect ("Tenant's Architect") licensed in the State of California and selected by Tenant from the list provided by Landlord in accordance with Paragraph 3 of this Exhibit B or specifically approved in writing by Landlord. If the draft of the Working Drawings was prepared on a computer-assisted design ("CAD") system, Tenant shall also deliver to Landlord an electronic copy of the Working Drawings in the AutoCAD format. Within five (5) business days of the receipt by Landlord of a draft of Working Drawings from Tenant, Landlord shall return to Tenant one (1) sepia set of the Working Drawings marked "Approved," "Approved as Noted" or "Disapproved as Noted, Revise and Resubmit." If the Working Drawings are returned to Tenant marked "Disapproved as Noted, Revise and Resubmit," Tenant shall cause such Working Drawings to be revised, taking into account the reasons for Landlord's disapproval and shall resubmit revised plans to Landlord for review. The same procedure shall be repeated until Landlord fully approves the Working Drawings. The Working Drawings shall be consistent with, and a logical extension of, the Conceptual Plans approved by Landlord in accordance with Paragraph 4 of this Exhibit B. Tenant shall be solely responsible for: (i) the completeness of the Working Drawings; (ii) the conformity of the Working Drawings with the existing conditions in the Building and the Leased Premises; (iii) the compatibility of the Working Drawings with the shell or the core or the mechanical, plumbing, life safety or electrical systems of the Building; and, (iv) the compliance of the Working Drawings with all applicable regulations, laws, ordinances, codes and rules, including, without limitation, the Americans With Disabilities Act. When the Working Drawings are approved by Landlord and Tenant, they shall be acknowledged as such by Landlord and Tenant signing each sheet of the Working Drawings. If the Working Drawings were prepared on a CAD system, Tenant shall also deliver to Landlord an electronic copy of the approved Working Drawings in the AutoCAD format. Tenant shall cause the Conceptual Plans and Working Drawings to be prepared, submitted to Landlord and, where required, revised so as to obtain the approval of the Working Drawings by Landlord on or before Tenant's Plan Delivery Date.

6. Landlord's Review Responsibilities. Tenant acknowledges and agrees that the review of all Conceptual Plans and Working Drawings by Landlord is solely to protect the interests of Landlord in the Building and the Leased Premises, and Landlord shall not be the guarantor of, nor in any way or to any extent responsible for, the correctness or accuracy of any Conceptual Plans or Working Drawings or of the compliance of the Conceptual Plans or Working Drawings with applicable regulations, laws, ordinances, codes and rules or of the conformance of Conceptual Plans or Working Drawings with existing conditions in the Building. Tenant shall require that its architects, engineers and contractors verify all existing conditions in the Building, insofar as they are relevant to, or may affect, the design and construction of the Tenant Improvements, and Landlord shall have no liability to Tenant for any inaccuracy or incorrectness in any of the information supplied by Landlord with regard to existing conditions. Approval by Landlord of the Conceptual Plans or Working Drawings prepared by Tenant shall not: (a) imply approval by Landlord as to compliance of such plans or Working Drawings with applicable regulations, laws, ordinances, codes and rules; (b) imply the compatibility of the Conceptual Plans or Working Drawings with the shell or the core or the mechanical, plumbing, life safety or electrical systems of the Building; or (c) limit Landlord's right to require change in portions of the Conceptual Plans or Working Drawings which are incompatible with or which, in the reasonable opinion of Landlord, adversely affect the Building structure or the electrical, plumbing, life safety or mechanical systems of the Building or which affect the availability to Landlord of third party warranties. Tenant acknowledges that all changes in the Working Drawings necessary to obtain any permit or to comply with all applicable

regulations, laws, ordinances, codes and rules or to achieve the compatibility of the Conceptual Plans and Working Drawings with the shell and the core and the mechanical, plumbing, life safety and electrical systems of the Building shall be the responsibility of Tenant.

7. Pricing the Work.

(a) Upon completion of the Working Drawings for the Tenant Improvements, Tenant shall cause its architect to deliver to Landlord the number of copies of the Working Drawings which Landlord may reasonably request for use in obtaining bids for the work and in the course of construction. Upon receipt of such copies, Landlord shall solicit bids from more than one general contractor for the work shown on the Working Drawings.

(b) In Tenant may, within five (5) days of the receipt by Tenant of the notice from Landlord of the general contractors from whom Landlord intends to solicit bids, notify Landlord in writing of the names of not more than three (3) general contractors from which Tenant would also like bids solicited. Landlord shall solicit bids from any such general contractors named in the notice from Tenant and from any other contractors from which Landlord desires to solicit bids, unless Landlord notifies Tenant in writing that Landlord does not approve of the use of one or more of the contractors named by Tenant, in which event Landlord shall not be required to solicit bids from the contractors of which Landlord does not approve. Landlord shall be entitled to receive a fee for the supervision of the general contractor in an amount equal to five percent (5%) of the cost of constructing the Tenant Improvements in the Leased Premises, including amounts attributable to any general conditions. Upon receipt of bids from the contractors from which bids were solicited, excluding any which do not submit a bid within any reasonable time limitation for the submission of bids specified by Landlord in the request for bids, Landlord shall notify Tenant of the amount of each of the bids, and shall select the general contractor whose bid for the work, taken as a whole, is the lowest.

8. Administration of Work.

(a) After acceptance of bids, Landlord shall administer the construction of Tenant Improvements in accordance with the Working Drawings; provided, however, that Landlord shall not be required to install any Tenant Improvements that do not conform to the plans and specifications for the Project, or conflict with elements of the Project, or do not conform to any applicable regulations, laws, ordinances, codes and rules; such conformity being the obligation of Tenant.

(b) All Tenant Improvements shall be constructed by the general contractor selected for the work, with the exception of office equipment work stations, telephone equipment and wiring, and office equipment and wiring, all of which shall be constructed, installed or provided by Tenant subject to the limitations hereinafter set forth. Tenant may elect by written notice to Landlord prior to the solicitation of bids by Landlord from the general contractors pursuant to Paragraph 7 of this Exhibit B, that Tenant shall construct, install or provide any of the following work subject to the limitations hereinafter set forth: floor coverings, wall finishes, mill work, or security systems (which shall not be connected to the life safety systems of the Building).

(c) All Tenant Extra Improvements and other materials or equipment furnished and installed by Tenant shall be installed in a manner that conforms with Landlord's contractor's schedule, and the work of installation shall be handled in such a manner as to maintain harmonious labor relations and as not to interfere with or delay the work of Landlord's contractors. No portion of the work to be performed by Landlord's contractor or any subcontractor shall be dependent upon completion of any work of construction or installation to be performed by Tenant, and the work to be performed by Landlord shall have priority over any work to be performed by Tenant. Tenant's contractors, subcontractors and labor shall be subject to approval by Landlord and shall be subject to the administrative supervision of Landlord or Landlord's general contractor and rules of the site. Contractors and subcontractors engaged by Tenant shall take the necessary steps to insure, so far as may be possible, the progress of the work without

interruption on account of strikes, work stoppage or similar causes for delay. In the event that Tenant's contractors or subcontractors do not promptly cause any pickets to be withdrawn and all other disruptions to the operations of the Building promptly to cease, or in the event that Landlord notifies Tenant that Landlord has concluded that picketing or other disruptive activities are an imminent threat, Tenant shall immediately withdraw from the job all of its contractors or subcontractors involved in the dispute. Any delay caused to Landlord's contractor attributable to performance on the part of Tenant of any work of installing or furnishing Tenant Extra Improvements or office equipment work stations, telephone equipment and wiring, office equipment and wiring, floor coverings (if applicable), wall finishes (if applicable), mill work (if applicable), or security systems (if applicable), shall constitute Tenant's Delay, and in addition to the obligations set forth in Paragraph 14 below, Tenant shall be obligated to pay all cost and expense incurred by Landlord in connection therewith. No portion of any work to be performed by Tenant shall be taken into account in determining whether or not the Leased Premises are Substantially Complete.

(d) Tenant shall require that each of its contractors and subcontractors maintain commercial general liability insurance in an amount of not less than Three Million Dollars ($3,000,000.00) on a combined single limit basis and all worker's compensation insurance required by law.

(e) Upon and following any entry into the Leased Premises by Tenant prior to the commencement of its Term (whether authorized or unauthorized), Tenant shall perform all of the obligations of Tenant applicable under the Lease during the Term (except the obligation to pay Base Rent and Tenant's Proportionate Share of Basic Operating Cost, but only if such entry is authorized by Landlord in writing), including, without limitation, obligations pertaining to insurance, indemnity, compliance with laws and Hazardous Materials. In addition to the indemnity obligations of Tenant under the Lease, Tenant shall indemnify, defend and protect Landlord and hold Landlord harmless of and from any and all claims, proceedings, loss, cost, damage, causes of action, liabilities, injury or expense arising out of or related to claims of injury to or death of persons or damage to property occurring or resulting directly or indirectly from the presence in the Leased Premises or the Project of Tenant's contractors or representatives or the activities of Tenant or its contractors or representatives in or about the Leased Premises or Project during the construction period, such indemnity to include, but without limitation, the obligation to provide all costs of defense against any such claims.

9. Obligation of Tenant to Provide As-Built Plans. Within thirty (30) days of Substantial Completion, Tenant shall cause Tenant's Architect to provide Landlord with a complete set of plans on mylar and specifications reflecting the actual conditions of the Tenant Improvements as constructed in the Leased Premises, together with an electronic copy of such plans in the AutoCAD format or such other format as may be reasonably requested by Landlord.

10. Reimbursement and Compensation. Tenant shall reimburse Landlord for all actual costs incurred by Landlord in connection with the design and review of Conceptual Plans and Working Drawings for the Tenant Improvements, and Landlord shall be entitled to receive the fee provided in Paragraph 7 of this Exhibit B. Landlord may obtain any reimbursement or compensation required hereunder by deducting the amount of such reimbursement or compensation from Landlord's Contribution.

11. Tenant Payments. Tenant shall pay to Landlord within fifteen (15) days after billing by Landlord all amounts, if any, payable by Tenant pursuant to this Exhibit B. Statements or invoices may be rendered by Landlord during the progress of the work so as to enable Landlord to pay its general contractor, subcontractors, architect or engineers without advancing Landlord's funds to pay the cost of Tenant Extra Improvements, until the cost of the Tenant Improvements remaining to be paid does not exceed the amount of Landlord's Contribution.

12. Landlord's Contribution. Landlord shall provide a total of One Million Five Hundred Fifty-Four Thousand Twenty and No/100ths Dollars ($1,554,020.00; based on $65.00 per square foot on

23,908 square feet of Net Rentable Area in the Leased Premises; "Landlord's Contribution"), as provided in this Paragraph 12 in partial payment for the design and construction of the Tenant Improvements in the Leased Premises. Landlord shall apply Landlord's Contribution to the cost of designing and constructing the Tenant Improvements and for the other purposes specifically provided in this Exhibit B. The obligation of Landlord to make any one or more payments pursuant to the provisions of this Paragraph 12 or to proceed with the construction of the Tenant Improvements shall be suspended without further act of the parties during any such time as there exists an Event of Default under the Lease or any event or condition which, with the passage of time or the giving of notice or both would constitute such an Event of Default. The obligation of Landlord to pay Landlord's Contribution shall terminate as of the first anniversary of the Term Commencement Date as to any portion thereof which has not been applied and paid and which is not required to pay expense which has then been incurred (but not paid). Nothing in this Paragraph 12 shall affect the obligations of Tenant under the Lease with respect to any alterations, additions and improvements within the Leased Premises, including, without limitation, any obligation to obtain the prior written consent of Landlord hereto.

13. Designation of Tenant's Representative. Tenant hereby designates Prab Brinton as its representative in connection with the design and construction of the Tenant Improvements, and Landlord shall be entitled to rely upon the decisions and agreements made by such representative as binding upon Tenant.

14. Tenant's Delay. If Landlord shall be delayed in Substantial Completion as a result of:

(a) Tenant's failure to obtain approval of the Working Drawings by Landlord on or before Tenant's Plan Delivery Date; or,

(b) Tenant's change(s) in Working Drawings after approval of the Working Drawings by Landlord, provided that Tenant shall not change the Working Drawings without the consent of Landlord, which consent shall not be unreasonably withheld unless such change could reasonably be expected to delay Substantial Completion; or,

(c) Tenant's request for materials, finishes or installations other than Building Standard Improvements which require a longer time than Building Standard Improvements to complete; or,

(d) Tenant's failure to comply with Landlord's contractor's or subcontractor's schedule; or,

(e) An Event of Default by Tenant under the Lease or the existence of any event or condition which, with the passage of time or the giving of notice or both would constitute such an Event of Default; or,

(f) Delays caused by Tenant in construction; or,

(g) Any other act or omission of Tenant (all of the foregoing being referred to herein collectively as "Tenant's Delay"), then Tenant shall pay to Landlord, as Additional Rent, one day's Gross Rent for each day of Tenant's Delay. In addition, and notwithstanding any provision to the contrary contained in the Lease, if Substantial Completion is delayed due to Tenant's Delay, the Term Commencement Date shall be the earlier of the date of Substantial Completion or the date when Substantial Completion would have occurred if there had been no Tenant's Delay. Tenant acknowledges that the length of any Tenant's Delay is to be measured by the duration of the delay in Substantial Completion caused by the event or conduct constituting Tenant's Delay, which may exceed the duration of such event or conduct due to the necessity of rescheduling work or other causes.

EXHIBIT B-1

DEFINITION OF BUILDING STANDARD IMPROVEMENTS

For the purposes of the definition set forth in Section 1.13 of the Lease, Building Standard Improvements would consist of:

A. Partitions.

One (1) linear foot of ceiling height partition per twelve (12) square feet of Net Rentable Area less Common Areas. All required partitions will be 5/8" gypsum board, painted with two coats of latex on 2-1/2" metal studs at 24" on center, with 2-1/2" base.

B. Doors and Hardware.

One (1) full height, solid core, teak veneer door with an aluminum frame and lever handle latch set hardware per three hundred (300) square feet of Net Rentable Area less Common Areas.

C. Ceiling.

A 24"x24"x5/8" thick fissured-type mineral fiber grid acoustical ceiling throughout the Leased Premises.

D. Lighting.

One (1) 2'x4' recessed fluorescent lighting fixture with anodized aluminum parabolic shaped louvers, including initial lamping, per seventy-five (75) square feet of Net Rentable Area less Common Areas. Common Areas on all office floors shall have lighting selected by Landlord.

E. Electrical Outlets.

One (1) duplex wall-mounted convenience outlet mounted at standard locations with white plastic cover plate for each one hundred twenty (120) square feet of Net Rentable Area less Common Areas.

F. Telephone Outlets.

One (1) telephone wall outlet mounted at standard locations for each two hundred ten (210) square feet of Net Rentable Area less Common Areas with pull wire through the partition.

G. Floor Covering.

Building standard carpet.

H. Switch.

One (1) dual light switch, rocker type, mounted at standard locations with white plastic cover plate for each three hundred (300) square feet of Net Rentable Area less Common Areas.

I. Window Covering.

Horizontal aluminum one-inch-slat blinds for exterior windows.

J. Life Safety Systems.

Fire sprinkler heads to conform with typical Tenant partition layout, utilizing the Building standard partition and lighting, for light hazard occupancy design criteria. Manual fire alarm pull stations, exit lights, and audible fire alarm speakers shall be provided at the Building stair doors and elevator lobbies.

K. Heating, ventilation and air conditioning.

The heating, ventilation and air conditioning system for the Leased Premises to suit normal general office space utilizing the Building standard lighting fixtures.

EXHIBIT C

BUILDING RULES AND REGULATIONS

1. Sidewalks, doorways, halls, stairways, vestibules and other similar areas shall not be obstructed by any Tenant or used by them for purpose other than ingress to and egress from their respective Leased Premises, and for going from one part of the Building to another part.

2. Plumbing fixtures shall be used only for their designated purpose, and no foreign substances of any kind shall be deposited therein. Damage to any such fixture resulting from misuse by Tenant or any employee or invitee of Tenant shall be repaired at the expense of Tenant.

3. Nails, screws and other attachments to the Building require prior written consent from Landlord.

4. All contractors and technicians rendering any installation service to Tenant shall be subject to Landlord's approval and supervision prior to performing services. This applies to all work performed in the Building, including, but not limited to, installation of telephone, telegraph equipment, and electrical devices, as well as all installation affecting floors, walls, woodwork, windows, ceilings, and any other physical portion of the Building.

5. Movement in or out of the Building of furniture, office equipment, or other bulky material which requires the use of elevators, stairways, or Building entrance and lobby shall be restricted to hours established by Landlord. All such movement shall be under Landlord's supervision, and the use of an elevator for such movements may, at Landlord's election, be restricted to the Building's freight elevators. Prearrangements with Landlord shall be made regarding the time, method, and routing of such movement, and Tenant shall assume all risks of damage and pay the cost of repairing or providing compensation for damage to the Building, to articles moved and injury to persons or public resulting from such moves. Landlord shall not be liable for any acts or damages resulting from any such activity.

6. Corridor doors, when not in use, shall be kept closed.

7. Tenant shall cooperate with Landlord in maintaining the Leased Premises. Tenant shall not employ any person for the purpose of cleaning the Leased Premises other than the Building's cleaning and maintenance personnel.

8. Deliveries of water, soft drinks, newspapers, or other such items to any Leased Premises shall be restricted to hours established by Landlord and made by use of the freight elevators if Landlord so directs.

9. Nothing shall be swept or thrown into the corridors, halls, elevator shafts, or stairways. No birds, fish, or animals of any kind shall be brought into or kept in, on or about the Leased Premises.

10. No cooking shall be done in the Leased Premises except in connection with convenience lunch room or beverage service for employees and guests (on a non-commercial basis) in a manner which complies with all of the provisions of the Lease and which does not produce fumes or odors.

11. Food, soft drink or other vending machines shall not be placed within the Leased Premises without Landlord's prior written consent.

12. Tenant shall not use or keep on its Leased Premises any kerosene, gasoline, or inflammable or combustible fluid or material other than limited quantities reasonably necessary for the operation and maintenance of office equipment.

13. Tenant shall not tamper with or attempt to adjust temperature control thermostats in the Leased Premises. Landlord shall make adjustments in thermostats on call from Tenant.

14. Tenant shall comply with all requirements necessary for the security of the Leased Premises, including the use of service passes issued by Landlord for after hours movement of office equipment/packages, and signing security register in Building lobby after hours.

15. Landlord will furnish Tenant with a reasonable number of initial keys for entrance doors into the Leased Premises and may charge Tenant for additional keys, thereafter. All such keys shall remain the property of Landlord. No additional locks are allowed on any door of the Leased Premises without Landlord's prior written consent and Tenant shall not make any duplicate keys, except those provided by Landlord. Upon termination of this Lease, Tenant shall surrender to Landlord all keys to the Leased Premises, and give to Landlord the combination of all locks for safes and vault doors, if any, in the Leased Premises.

16. Landlord retains the right, without notice or liability to any tenant, to change the name and street address of the Building.

17. Canvassing, peddling, soliciting, and distribution of handbills in the Building are prohibited and each tenant will cooperate to prevent these activities.

18. Landlord reserves the right to rescind any of these rules and regulations and to make future rules and regulations required for the safety, protection, and maintenance of the Building, the operation and preservation of good order thereof, and the protection and comfort of the tenants and their employees and visitors. Such rules and regulations, when made and written notice given the Tenant, shall be binding as if originally included herein.

EXHIBIT D

ASBESTOS NOTIFICATION

This Exhibit D is attached to and made a part of the Lease

As you may know, asbestos-containing materials ("ACMs") were historically commonly used in the construction of commercial buildings across the country. ACMs were commonly used because of their beneficial qualities; ACMs are fire-resistant and provide good noise and temperature insulation.

Some common types of ACMs include surfacing materials (such as spray-on fireproofing, stucco, plaster and textured paint), flooring materials (such as vinyl floor tile and vinyl floor sheeting) and their associated mastics, carpet mastic, thermal system insulation (such as pipe or duct wrap, boiler wrap and cooling tower insulation), roofing materials, drywall, drywall joint tape and drywall joint compound, acoustic ceiling tiles, transite board, base cove and associated mastic, caulking, window glazing and fire doors. These materials are not required under law to be removed from any building (except prior to demolition and certain renovation projects). Moreover, ACMs generally are not thought to present a threat to human health unless they cause a release of asbestos fibers into the air, which does not typically occur unless (1) the ACMs are in a deteriorated condition, or (2) the ACMs have been significantly disturbed (such as through abrasive cleaning, or maintenance or renovation activities).

It is possible that some of the various types of ACMs noted above (or other types) are present at various locations in the Building. If you find any such materials in the Building, you should assume them to contain asbestos unless those materials are properly tested and determined to be otherwise. In addition, Landlord has identified the presence of certain ACMs in the Building. For information about the specific types and locations of these identified ACMs, please contact the Property Manager at (510) 594-3100. The Property Manager maintains records of the Building's asbestos information including any Building asbestos surveys, sampling and abatement reports. This information is maintained as part of Landlord's asbestos Operations and Maintenance Plan ("O&M Plan").

The O&M Plan is designed to minimize the potential of any harmful asbestos exposure to any person in the Building. Because we are not physicians, scientists or industrial hygienists, we have no special knowledge of the health impact of exposure to asbestos. Therefore, we hired an independent environmental consulting firm to prepare the Building's O&M Plan. The O&M Plan includes a schedule of actions to be taken in order to (1) maintain any Building ACMs in good condition, and (2) to prevent any significant disturbance of such ACMs. Appropriate Landlord personnel receive regular periodic training on how to properly administer the O&M Plan.

The O&M Plan describes the risks associated with asbestos exposure and how to prevent such exposure. The O&M Plan describes those risks, in general, as follows: asbestos is not a significant health concern unless asbestos fibers are released and inhaled. If inhaled, asbestos fibers can accumulate in the lungs and, as exposure increases, the risk of disease (such as asbestosis and cancer) increases. However, measures to minimize exposure and consequently minimize the accumulation of fibers, reduces the risk of adverse health effects.

The O&M Plan also describes a number of activities which should be avoided in order to prevent a release of asbestos fibers. In particular, you should be aware that some of the activities which may present a health risk (because those activities may cause an airborne release of asbestos fibers) include moving, drilling, boring or otherwise disturbing ACMs. Consequently, such activities should not be attempted by any person not qualified to handle ACMs. In other words, you must obtain the approval of the Property Manager prior to engaging in any such activities. Please contact the Property Manager at (510) 594-3100 for more information in this regard. If you would like to review a copy of the written

O&M Plan, a copy is located in our Property Management Office and, upon your request, will be made available for you to review and copy during regular business hours.

Because of the presence of ACMs in the Building, we are also providing you with the following warning, which is commonly known as a California Proposition 65 warning:

WARNING: This building contains asbestos, a chemical known to the State of California to cause cancer.

Please contact the Property Manager at (510) 594-3100 if you have any questions regarding the contents of this Exhibit D.